Exhibit 4.2

Nuran Wireless Inc.

Consolidated Financial Statements

December 31, 2025 and 2024

SRCO Professional Corporation
Chartered Professional Accountants
Licensed Public Accountants

Park Place Corporate Centre
15 Wertheim Court, Suite 409
Richmond Hill, ON L4B 3H7, Canada

Tel: 905 882 9500 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca
www.srco.ca

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of NuRan Wireless Inc.

Opinion

We have audited the consolidated financial statements of NuRan Wireless Inc. and its subsidiaries (the “Company”), which comprise the consolidated statement of financial position as at December 31, 2025, the consolidated statements of net loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the year then ended, and notes to the consolidated financial statements, including material accounting policy information (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2025, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 to the consolidated financial statements, which indicates that the Company incurred an operating loss during the year ended December 31, 2025 and had a working capital deficit and an accumulated deficit at December 31, 2025. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that material uncertainties exist that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements for the year ended December 31, 2025. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. In addition to the matter described in the Material Uncertainty Related to Going Concern section of our report, we have determined the matters described below to be the key audit matters to be communicated in our report.

(continues)

Independent Auditor’s Report to the Shareholders of NuRan Wireless Inc. (continued)

Key Audit Matters (continued)

Key audit matters	How our audit addressed the key audit matters

Acquisition of Advance Factoring Inc

As disclosed in Note 6 to the consolidated financial statements, the Company acquired 100% of the shares of AFI. Management concluded that AFI did not meet the definition of a business under IFRS 3 and accounted for the transaction as an asset acquisition in accordance with IFRS requirements. The transaction resulted in the recognition of a significant loss arising from consideration paid in excess of the net assets acquired.

This matter was considered a key audit matter due to the significant judgments involved in determining the accounting acquirer, assessing whether AFI constituted a business under IFRS 3, and estimating the fair value of the consideration transferred, including the valuation of warrants and the application of a discount for lack of marketability.

Our audit procedures included the following:

▪     Obtaining and inspecting the Share Purchase Agreement, Board approvals and other related documents;

▪     Evaluating management's assessment process for the determination of the accounting acquirer and the conclusion that AFI did not constitute a business;

▪     Assessing the appropriateness of the accounting treatment applied;

▪     Testing the mathematical accuracy of the purchase price allocation;

▪     Testing the fair value of the consideration transferred, including the valuation methodology, data and underlying assumptions used, with the assistance of valuation specialists; and

▪     Evaluating the adequacy of the related disclosures in the consolidated financial statements.

Other Matter

The consolidated financial statements of the Company for the year ended December 31, 2024, were audited by another auditor who expressed an unmodified opinion on those statements on April 30, 2025.

Other Information

Management is responsible for the other information. The other information comprises the information included in the Management’s Discussion and Analysis but does not include the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

(continues)

Independent Auditor’s Report to the Shareholders of NuRan Wireless Inc. (continued)

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS as issued by the IASB, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

(continues)

Independent Auditor’s Report to the Shareholders of NuRan Wireless Inc. (continued)

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements (continued)

●	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Company as a basis for forming an opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Sameer Parekh.

PCAOB Registration No. 5828 Richmond Hill, Canada May 31, 2026	CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practice public accounting by the Chartered Professional Accountants of Ontario

Nuran Wireless Inc.

Consolidated Statements of Financial Position

As at December 31, 2025 and 2024

(Expressed in Canadian dollars)

	2025	2024
	$	$
ASSETS
Current assets
Cash	4,665,392	1,171,558
Trade and other receivables (Note 7)	3,798,016	3,503,607
Scientific research and experimental development tax credits receivable	49,200	115,800
Accrued revenues (Note 8)	2,724,647	4,242,683
Inventories (Note 9)	6,389,739	5,721,491
Prepaid expenses	59,348	52,898
Security deposits and deposits on purchase of goods	1,313,447	1,317,304
Loan receivable (Note 10)	77,347	—
Current assets	19,077,136	16,125,341
Non-current assets
Property, plant and equipment (Note 11)	3,059,201	193,704
Intangible assets (Note 12)	7,472,426	7,332,733
Right-of-use assets (Note 13)	389,407	226,643
Non-current assets	10,921,034	7,753,080
Total assets	29,998,169	23,878,422

LIABILITIES
Current Liabilities
Trade and other payables (Note 14)	10,456,567	11,336,962
Deferred revenue (Note 15)	1,154,191	2,520,879
Loans payable (Note 16)	7,297,100	14,404,484
Convertible debentures (Note 19A)	2,645,502	5,069,589
Convertible debentures and derivative liability (Note 19B)	2,432,637	1,706,926
Current portion of lease liabilities (Note 18)	92,580	189,898
Current liabilities	24,078,577	35,228,738
Non-current liabilities
Lease liabilities (Note 18)	323,206	66,739
Total liabilities	24,401,783	35,295,477

Shareholders' equity
Share capital (Note 20)	86,606,375	54,994,088
Warrants (Note 21)	6,465,936	761,495
Contributed surplus (Notes 21 and 22)	7,559,538	6,731,440
Fair value of conversion option (Note 23)	—	41,846
Foreign exchange loss in translation of foreign operations	(801,802)	(1,148,311)
Accumulated deficit	(94,233,661)	(72,797,613)
Total shareholders' equity	5,596,386	(11,417,055)
Total liabilities and shareholders' equity	29,998,169	23,878,422

Nature of operations and going concern (Note 1)

Subsequent events (Note 35)

These consolidated financial statements were approved by the Board of Directors of the Company on May 31, 2026, and signed on their behalf by:

/s/ "Francis Letourneau"	/s/ "Vitor Fonseca"
Director	Director

The accompanying notes are an integral part of the consolidated financial statements.

Nuran Wireless Inc.

Consolidated Statements of Net Loss and Comprehensive Loss

For the years ended December 31, 2025 and 2024

(Expressed in Canadian dollars)

	2025	2024
	$	$

Revenue (Note 33)	4,168,154	4,364,327
Cost of sales	2,855,279	2,032,713
Gross profit	1,312,875	2,331,614

Selling expenses	691,772	798,660
Administrative expenses (Note 26)	5,794,206	6,821,129
Financial expenses (Note 27)	8,672,013	2,596,960
Research and development costs, net of $29,955 in tax credit ($115,780 as at December 31, 2024)	1,065,449	675,678
	16,223,440	10,892,427
Loss before other elements	(14,910,565)	(8,560,814)
Other elements
Gain / (loss) on debt settlement (Note 16 and 19A)	(6,874,318)	146,946
Impairment of inventory (Note 9)	(1,339)	(4,930)
Impairment of assets (Note 11)	—	(72,357)
Impairment of receivable (Note 7)	(44,169)	—
Write-off of assets (Note 11)	(44,245)	(22,274)
Write-off of account receivables (Note 7)	(47,056)	—
Write-off of inventory (Note 9)	(495,907)	(173,193)
Write-off of account payables (Note 14)	567,079	—
Write-off of deferred revenue (Note 15)	820,695	—
Waive of lease liabilities (Note 18)	—	75,648
Loss on modification of contract (Note 3)	(299,659)	—
	(6,418,918)	(50,160)
Loss before income taxes	(21,329,482)	(8,610,972)
Income tax expense
Income tax (Note 25)	106,566	144,888
Net loss for the year	(21,436,048)	(8,755,861)

Other comprehensive income (loss) to be reclassified to profit or loss in subsequent periods:
Foreign exchange difference on translation of foreign operations	346,509	(1,170,878)
Comprehensive loss for the year	(21,089,539)	(9,926,739)

Net loss per share (Note 24)
Basic and diluted loss per share	(36.30)	(48.80)

Weighted average number of outstanding common shares	590,522	179,441

The accompanying notes are an integral part of the consolidated financial statements.

Nuran Wireless Inc.

Consolidated Statements of Changes in Shareholders' Equity

For the years ended December 31, 2025 and 2024

(Expressed in Canadian dollars)

								2025
	Share capital		Warrants	Contributed Surplus	Fair value of the conversion option	Translation reserve	Accumulated deficit	Total Shareholders' deficit
	Number	$	$	$	$	$	$	$
	(Note 1)
Balance as at January 1, 2025	195,647	54,994,088	761,495	6,731,440	41,846	(1,148,311)	(72,797,613)	(11,417,055)
Issue of share capital (Note 20)	12,860,587	31,364,312	—	—	—	—	—	31,364,312
Net loss for the year	—	—	—	—	—	—	(21,436,048)	(21,436,048)
Foreign exchange in translation of foreign operations	—	—	—	—	—	346,509	—	346,509
Convertible debenture (Note 19A)		(142,571)			(41,846)			(184,417)
Debenture conversion (Notes 19A, 20 and 23)	13,333	390,546	—	—	—	—	—	390,546
Issue of warrants (Note 21)	—		6,532,539	—	—	—	—	6,532,539
Warrants expired (Note 21 and 22)	—	—	(828,098)	828,098	—	—	—
Balance as at December 31, 2025	13,069,567	86,606,375	6,465,936	7,559,538	—	(801,802)	(94,233,661)	5,596,387

								2024
	Share capital		Warrants	Contributed Surplus	Fair value of the conversion option	Translation reserve	Accumulated deficit	Total Shareholders' deficit
	Number	$	$	$	$	$	$	$
	(Note 1)
Balance as at January 1, 2024	143,479	51,413,683	792,537	6,623,292	21,990	22,567	(64,041,753)	(5,167,684)
Issue of share capital (Note 20)	48,835	1,842,305	—	—	—	—	—	1,842,305
Net loss for the year	—	—	—	—	—	—	(8,755,860)	(8,755,860)
Foreign exchange in translation of foreign operations	—	—	—	—	—	(1,170,878.00)	—	(1,170,878)
Convertible debenture (Note 19A)	—	1,588,204	—	—	19,856	—	—	1,608,060
Debenture conversion (Notes 19A, 20 and 23)	3,333	227,000	—	—	—	—	—	227,000
Issue of warrants (Note 21)	—	(77,106)	77,106	—	—	—	—	—
Warrants expired (Note 21 and 22)	—	—	(108,148)	108,148	—	—	—	—
Balance as at December 31, 2024	195,647	54,994,087	761,495	6,731,440	41,846	(1,148,311)	(72,797,613)	(11,417,056)

The accompanying notes are an integral part of the consolidated financial statements.

Nuran Wireless Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2025 and 2024

(Expressed in Canadian dollars)

	2025	2024
OPERATING ACTIVITIES	$	$
Net loss and total comprehensive income
Non-cash flow adjustments	(21,436,048)	(8,755,860)
Depreciation of property, plant and equipment	170,246	84,979
Depreciation of intangible assets	50,141	24,245
Depreciation of right-of-use assets	185,644	210,269
Amortization of OID	1,418,401	544,790
Interest on lease liabilities	50,051	34,225
Interest on overdue payables	230,848	32,156
Gain on debt settlement	6,874,318	(146,946)
Impairement of inventory	1,339	4,930
Impairement of receivable	44,169	—
Impairment of assets	—	72,357
Waive of lease liabilities	—	(75,648)
Write-off of assets	44,245	22,274
Write-off of accounts receivable	47,056	—
Write-off of inventory	495,907	173,193
Write off of accounts payable	(567,079)	—
Write off of deferred revenue	(820,695)	—
Loss on modification of contract (Note 3)	299,659	—
Bad Debt expense	206,975	—
Interest expense on factoring agreement	62,640	899,321
Interest expense on loans	592,295	728,207
Interest expense on convertible debentures	—	484,043
Accretion of convertible debentures Expected credit loss	829,876	762,097
Net change in working capital items
Trade and other receivables	(488,730)	(1,945,851)
Accrued revenues	1,518,036	(226,207)
Tax credits receivable	66,600	32,181
Work in progress	273,038	(294,217)
Inventories	(941,286)	(460,335)
Prepaid expenses	(6,450)	(9,538)
Security deposits and deposits on purchase of goods	3,857	(491,502)
Loan receivable	(77,347)	—
Trade and other payables	9,280,095	1,041,313
Deferred revenue	(1,366,688)	1,034,425
Net cash used in operating activities	(2,958,887)	(6,221,099)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,035,744)	(35,775)
Purchase of intangible assets	(234,079)	(357,431)
Net cash generated in investing activities	(3,269,824)	(393,206)
FINANCING ACTIVITIES
Proceeds (repayment of) loan payable	4,778,278	3,829,499
Proceeds (repayment of) promissory notes	—	630,000
Proceeds (repayment of) from factoring agreement	(697,135)	1,255,002
Repayment of loan payable	—	(809,421)
Repayment of lease liabilities	(257,623)	(229,529)
Convertible debenture and derivative liabilitiey	6,112,507	3,008,309
Net cash generated in financing activities	9,936,025	7,683,861
Net increase in cash	3,707,314	1,069,556
Cash, beginning of year	1,171,558	172,880
Foreign exchange in translation of foreign operations	(213,479)	(70,878)
Cash, end of year	4,665,392	1,171,558

The accompanying notes are an integral part of the consolidated financial statements.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nuran Wireless Inc. (“Nuran”) was incorporated in the province of British Columbia, Canada on September 23, 2014. Nuran’s registered office is located at 1000 – 595 Burrard Street, Vancouver BC V7X 1S8 and its place of business is at 2150, Cyrille-Duquet, suite 100, Québec (Québec) G1N 2G3.

Nuran’s shares are traded on the Canadian Securities Exchange (the “CSE”) under the trading symbol “NUR”. On December 9, 2025, the Company completed a 300 for 1 consolidation of its common shares, whereby each 300 common shares issued and outstanding was consolidated into one common share. The share consolidation did not result in any change to the Company’s issued share capital. All references to common shares, share-based compensation and warrant amounts in these financial statements have been retroactively adjusted to reflect the share consolidation.

Nuran with its subsidiaries (together, the “Company”) operates in the research, development, manufacturing, marketing and operation of digital electronic circuits and wireless telecommunication products and services to the mobile telephony industry.

A summary of Nuran’s subsidiaries included in these consolidated financial statements with ownership as at December 31, 2025 and December 31, 2024 is as follows:

Name of subsidiaries	Country of incorporation	Percentage ownership	Functional currency	Principal activity
Innovation Nutaq Inc.	Canada	100%	CAD	Wireless solutions
Nuran Wireless (Africa) Holding	Mauritius	100%	USD	Holding company
Nuran Wireless DRC SA	DRC	100%	USD	Wireless solutions
Nuran Wireless Cameroon Ltd	Cameroon	100%	XAF	Wireless solutions
Nuran Wireless Benin S.A.R.L.U	Benin	100%	XOF	Wireless solutions
Nuran Wireless Madagascar S.A.R.L.U	Madagascar	100%	MGA	Wireless solutions
Nuran Wireless Cote d'Ivoire S.A.R.L.U	Ivory Coast	100%	XOF	Wireless solutions
Advance Factoring Inc. (2025)	Canada	100%	CAD	Factoring

XAF – Central African Francs; XOF – West African Franc; MGA – Malagasy Ariary;

The Company provides products and services that help Mobile Network Operators (MNOs) profitably serve off-grid markets. The main strategy is to finance, build, sell to a customer and manage rural cellular infrastructure telecommunications sites, monetizing the assets through a Network as a Service (NaaS) business model that has been developed by the Company. It also sells products and services direct to MNOs and others which they build into their own networks.

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) on a going concern basis of accounting, which assumes that the Company will continue operations for the foreseeable future and be able to realize the carrying value of its assets and discharge its liabilities and commitments in the normal course of business. For the year ended December 31, 2025, the Company incurred a net loss of $21,436,048 (2024 - $8,755,861), used net cash of $2,958,890 (2024 - $6,221,099) in operating activities and, as of that date, had an accumulated deficit of $94,233,661 (2024 - $72,797,613) and a working capital deficit of $5,001,442 (2024 – $19,103,397). Improvement of working capital is discussed below. Additionally, in prior periods and through part of the year ended December 31, 2025, the Company operated with a shareholders' deficit and had overdue outstanding debt instruments with ongoing creditor waivers. These conditions indicate the existence of material uncertainties that cast a significant doubt on the Company’s ability to continue as a going concern.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

1.	NATURE OF OPERATIONS AND GOING CONCERN (CONTINUED)

In December 2025, the Company completed steps approved by its shareholders at Annual General and Special Meetings (AGSMs) on October 22, 2025 and October 29, 2025 including a 300:1 share consolidation effective on December 9, 2025 and subsequent to this, a Restructuring Transaction. The Restructuring Transaction resulted in the conversion and extinguishment of over $20 million of debt and accounts payable to equity, together with a private placement raising aggregate gross proceeds of $5.8 million. As a result of the Restructuring Transaction, the Company's shareholders' deficit moved to equity position, and the Company's market capitalization exceeded $32 million at December 31, 2025.

Subsequent to the Restructuring Transaction, the Company submitted an application to list its common shares on Nasdaq on March 30, 2026 which is subject to pending filings and approvals, and appointed additional strategic advisors to support operational and commercial growth in Africa. The Company's operations continued to grow across Cameroon, the DRC and, prospectively, Ivory Coast and Benin. The Company has a history of securing sufficient debt and equity funding and continues to actively pursue additional financing to support its operations and growth. Subsequent to year end, the company received approval for the final drawdown of USD 0.45 million (CAD 0.62 million) of the USD 5 million (CAD 6.83 million) loan from the Facility for Energy Inclusion (FEI), a fund managed by a non related company, Cygnum Capital.

Having regard to the completion of the Restructuring Transaction, the Company's operational progress, its committed and anticipated financing arrangements, and all other available information up to the date of approval of these consolidated financial statements, management has concluded that the going concern basis of accounting used in preparation of these consolidated financial statements is appropriate. Nonetheless, the Company's ability to continue as a going concern remains dependent upon its planned raise of capital, continuity of debt availability as may be needed, and the continued execution of its NaaS deployment strategy in Africa.

Although material uncertainties remain that could impact the Company’s ability to continue as a going concern, no adjustments have been made to the carrying amounts of assets and liabilities in these consolidated financial statements.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

2.	BASIS OF ACCOUNTING

Basis of accounting

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards issued by the International Accounting Standards Board (“IASB”), and Interpretations of the International Financial Reporting Interpretation Committee (“IFRIC”). The accounting policies set out below were consistently applied to all periods presented unless otherwise noted. These financial statements have been prepared on an accrual basis and are based on historical cost.

The consolidated financial statements for the year ended December 2025 (including comparatives) were approved and authorized for issue by the Board of Directors on May 31, 2026. The Board of Directors of the Company has the power to amend the consolidated financial statements after issue.

Basis of consolidation

Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its Net Loss and Comprehensive Loss. The financial statements of the subsidiaries are included in these consolidated financial statements from the date on which control commences until the date on which control ceases. Details of the subsidiaries are included in Note 1.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated on consolidation.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed of during the 12 months period are recognized from the effective date of acquisition, or up to the effective date of disposal, as applicable.

Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars (“dollar”), which is Nuran’s presentation currency. All amounts have been rounded to the nearest dollar unless otherwise indicated. Details of the subsidiaries’ functional currencies are included in Note 1.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

2.	BASIS OF ACCOUNTING (CONTINUED)

Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognised in consolidated statements of net loss and comprehensive loss.

Foreign operations

The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into Canadian dollars at the average exchange rates for the period. Foreign currency differences are recognized in other comprehensive income (loss) and accumulated in the translation reserve. For the current year, a gain of $346,509 was recognized in the translation reserve (2024 – loss of $1,170,878).

3.	MATERIAL ACCOUNTING POLICY INFORMATION

Revenue including Accrued Revenue and Customer Advances (Deferred Revenue)

To determine whether to recognize revenue, the Company follows a five-step process:

1.	Identifying the contract with a customer;

2.	Identifying the performance obligations;

3.	Determining the transaction price;

4.	Allocating the transaction price to the performance obligations;

5.   Recognizing revenue when/as performance obligations are satisfied. Revenue arises from the sale of goods and the rendering of services and is measured at the consideration to which the Company expects to be entitled in exchange for transferring promised goods and services to customer, excluding sales taxes.

The Company recognizes revenue from two sources: sale of goods and rendering of services (Network as a Service).

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

Sale of goods

Performance obligations for the Company’s revenue that is derived from the sale of goods is recognised at a point in time, when control of the goods has transferred to the customer. This is generally when the goods are delivered to the customer. However, for export sales, control might also be transferred when delivered either to the port of departure or port of arrival, depending on the specific terms of the contract with a customer. There is limited judgement needed in identifying the point control passes: once physical delivery of the products to the agreed location has occurred, the Company no longer has physical possession, usually will have a present right to payment (as a single payment on delivery) and retains none of the significant risks and rewards of the goods in question.

Revenue is derived from fixed price contracts and therefore the amount of revenue to be earned from each contract is determined by reference to those fixed prices. There is a fixed unit price for each product sold, with reductions given for bulk orders placed at a specific time. Therefore, there is no judgement involved in allocating the contract price to each unit ordered in such contracts (it is the total contract price divided by the number of units ordered).

In the Company's sale of goods business, where a customer pays in advance of the delivery of goods or the rendering of services, the amount received is initially recognized as customer advances within current liabilities. Deferred revenue represents a contract liability under IFRS 15 and reflects the Company's obligation to deliver the promised goods or services. Revenue is recognized, and the deferred revenue balance is released, only when the related performance obligation has been satisfied — that is, when control of the goods has transferred to the customer or the services have been rendered in accordance with the Company's revenue recognition policy for sale of goods.

Network as a Service (“NaaS”)

The Company has two kinds of Network as a Service (“NaaS”) contracts. Where there is a contractual transfer provision there are two performance obligations: the construction and sale of the network site, and the operation of the network site. Revenue for the construction and sale of the network site is recognised at a point in time, when the network has been constructed and accepted by the customer. This is because, although legal title does not pass to the customer until the defined transfer date, the criteria for recognising revenue at a point in time under IFRS 15 are met upon customer acceptance: the Company has a present right to payment, the customer has obtained the significant risks and rewards of ownership of the network site, and the customer has accepted the asset. Accordingly, revenue is recognised at the point in time when the customer accepts the constructed network site. Revenue for the network operation is recognised over a period of time, over the life of the contract. This is because the customer simultaneously receives and consumes the benefits of the network operation services throughout the term of the contract satisfying the criteria for over a period of time recognition under IFRS 15. In contracts where there is no transfer provision, there is only one performance obligation which is the operation of the network site.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

In the Company’s contracts that include a contractual transfer provision, NaaS contracts operating revenue is a fixed guaranteed minimum amount plus a variable portion equal to a percentage of the gross margin (defined as gross revenue generated by the site less allowable direct costs deducted by the Mobile Network Operator) earned by the network over the life of the contract. Where there is no contractual transfer provision, NaaS contracts operating revenue is a threshold amount (defined as a fixed amount of gross revenue generated by the site less allowable direct costs deducted by the Mobile Network Operator) plus a variable portion equal to a percentage of all revenue earned by the network above the threshold over the life of the contract. In May 2025, the Company amended the NaaS contract in the DRC to remove the transfer provision. The variable portion earned by the network sites varies due to factors such as population coverage, subscriber take-up, competition and nearby economic activity making it difficult to reliably estimate the value of the payment that will be received. Final amounts are determined on a monthly basis and recognised at a point in time through a revenue reconciliation process completed between the Company and the MNO and all NaaS revenue received in 2025 and 2024 is derived from this monthly billing.

Under the Company's NaaS contract with Orange Cameroon, operating revenue is calculated by reference to the gross revenue generated by the network sites, net of allowable direct costs deducted by the Mobile Network Operator, as reported through the monthly revenue reconciliation process. Gross revenue includes both domestic and international traffic volumes generated across the Company's sites.

In certain periods, differences have arisen between the international traffic volumes reported by Orange Cameroon in the monthly reconciliation statements and the volumes that the Company has independently estimated or observed. These differences affect the gross revenue base against which the Company's entitlement is calculated and therefore bear directly on the amount of operating revenue recognized.

Management's position is that any adjustment arising from a revision to international traffic volume data represents a change in estimate under IAS 8, to be recognized prospectively in the period in which the revised information becomes available and is agreed with the MNO through the reconciliation process. This treatment reflects the fact that the monthly reconciliation is the contractually specified mechanism for finalizing revenue amounts, and that final volumes are not determinable until that process is complete. Revenue for each period is therefore recognized on the basis of the best estimate of entitlement available at the reporting date, using the most recent reconciled data and, where reconciliation is outstanding, management's best estimate of the amounts due.

Management does not consider it appropriate to restate revenue recognized in prior periods for revisions to international traffic volumes, or as occurred and reported during 2025, the mis-allocation by the MNO of traffic attributable to international versus local call, as those periods were reported on the basis of information available at the time and in accordance with the contractual reconciliation process then in effect. This position is consistent with the treatment of variable consideration under IFRS 15, whereby the constraint on variable revenue recognition requires that it be highly probable that a significant reversal of cumulative revenue will not occur when the uncertainty is subsequently resolved. Adjustments to previously reported periods would only be appropriate if those periods contained a material error, which management does not consider to be the case.

On the sale of network sites where there is a contractual transfer provision, the Company accepts monthly installment payments from the date the site is accepted/recognized as operational up to the contractual transfer date, in advance of the transfer of the legal title (sale). The Company measures the amount of revenue to recognize on delivery of the goods by calculating a financing component at the interest rate that would have applied had the Company borrowed the funds from its customer.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

The transaction price is then allocated between all performance obligations on a relative stand-alone selling price basis. The stand-alone selling price per site is estimated based on the expected cost of building the site, including the financing component, plus a profit margin (Gross Cost). The difference between the Gross Cost and the estimate of the Gross Margin for each of the Network’s sites, is classified as operational income.

The costs of fulfilling contracts do not result in the recognition of a separate asset because for service contracts, revenue is recognised over a period of time by reference to the stage of completion meaning that control of the asset (the design service) is transferred to the customer on a continuous basis as work is carried out. Consequently, no asset for work in progress is recognised.

Under the Company's NaaS contracts that include a contractual transfer provision, revenue attributable to the sale of a network site is recognized at the point in time when the site is accepted by the customer and goes live, in accordance with the Company's revenue recognition policy for the construction and sale performance obligation. However, billing to the customer occurs monthly over the term of the contract, with a portion of each guaranteed monthly installment representing recovery of the site sale consideration. As a result, a timing difference arises between the point at which site sale revenue is recognized and the point at which the corresponding cash is received. The cumulative amount of site sale revenue recognized in excess of the monthly installments received to date is recorded as accrued revenue. Accrued revenue is reduced as subsequent monthly installments attributable to the site sale consideration are received.

Property, plant and equipment

(a)	Accounting Policy - Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition or construction of the asset and bringing it to the location and condition necessary for it to be capable of operating in the manner intended by management..

Depreciation is calculated on a straight-line basis (or declining balance where indicated) over the estimated useful life of each asset, from the date on which the asset is available for use. The estimated useful lives applied during the year ended December 31, 2025 are as follows:

	Methods	Rates
Site infrastructure assets – Africa	Straight-line	20 years
Leasehold improvements - Canada	Straight-line	5 years
Equipment and furniture, telecommunication system, furniture and fixtures	Declining balance	20%
Computer equipment -- Canada	Declining balance	30%

The residual values, useful lives and depreciation methods applied to property, plant and equipment are reviewed at each reporting date. Changes in estimates are recognized prospectively as changes in accounting estimates in accordance with IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Gains or losses arising on disposal are recognized in profit or loss.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

(b)	Contract Modification and Reclassification of Site Assets

Prior to 2025, the Company's site infrastructure assets deployed in the Democratic Republic of the Congo ("DRC") under a long-term revenue-sharing agreement with Orange RDC were classified as inventory under IAS 2. This classification reflected a contractual obligation requiring the Company to transfer ownership of the infrastructure to Orange RDC after a period of five years from each site's operational acceptance date. The transfer obligation represented a distinct performance obligation under IFRS 15, and a portion of the transaction price had been allocated to this obligation and deferred accordingly.

On May 8, 2025, the Company entered into an addendum to the Orange RDC agreement. The addendum formally removed the ownership transfer obligation in its entirety. Under the revised terms, the Company retains full ownership of the infrastructure for the duration of the agreement and beyond, with Orange RDC holding only a right of use for the purpose of providing mobile services. In addition, the commercial structure was revised from a minimum guaranteed revenue model to a usage-based (threshold) remuneration model.

The addendum constitutes a contract modification under IFRS 15.18. As the remaining services are not distinct from those already provided, the modification is accounted for as a cumulative catch-up adjustment in the period of modification, in accordance with IFRS 15.21(b).

As a consequence of the removal of the transfer obligation, the infrastructure assets no longer meet the definition of inventory under IAS 2. Accordingly, with effect from May 8, 2025 (the date of the addendum), the assets were reclassified from inventory to property, plant and equipment at their carrying amount of USD 1,022,072 (CAD 1,421,396), in accordance with IAS 16.

(c)	Change in Accounting Estimate – Useful Life of Site Infrastructure Assets

In accordance with IAS 16.51, management is required to review the useful life of an asset whenever there is an indication that the current estimate is no longer appropriate.

Prior to the contract modification, the site infrastructure assets were classified as inventory (reflecting the planned ownership transfer) and therefore no useful life estimate under IAS 16 had been established for these assets. Upon reclassification to property, plant and equipment on 8 May 2025, management determined the useful life of the site assets for the first time.

In making this determination, management considered the factors set out in IAS 16.56, including the expected usage and capacity of the assets, their physical condition and expected wear and tear, the risk of technical or commercial obsolescence, and the absence of any legal or contractual constraint on continued use. Management also conducted a benchmarking exercise, reviewing the useful lives applied to comparable telecommunications infrastructure by peer operators in Africa.

Having regard to the physical and technical characteristics of the assets (which include steel and aluminum tower structures, solar panels and battery storage systems, VSAT equipment, radio access hardware, and associated civil works), the expectation that the assets will be retained and managed by the Company throughout the remaining term of the Orange RDC agreement and potentially redeployed under future contracts, and the benchmarking evidence, management determined that a useful life of 20 years is appropriate for the site infrastructure assets.

This useful life was applied prospectively from May 8, 2025, the date on which the assets became available for use as property, plant and equipment, in accordance with IAS 16.55. The change constitutes the initial determination of useful life upon reclassification rather than a revision to a previously held estimate; however, in accordance with IAS 8.36, any change in estimate is applied prospectively and no restatement of prior periods is required or appropriate.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

(d)	Financial Effect

The effect of the reclassification, the contract modification, and the initial recognition of depreciation on the site infrastructure assets during the year ended December 31, 2025 is summarized below:

	Amounts (USD)	Recognised in
Reclassification of site assets from inventory to PP&E	1,022,072	Statement of Financial Position

Reversal of accrued revenue (loss on modification)	(1,236,451)	Profit or Loss

Reversal of previously accrued cost of sales (gain on modification)	1,022,072	Profit or Loss

Depreciation charge on site assets (May – December 2025)	30,968*	Profit or Loss

* Based on carrying amount of USD 1,022,072 (CAD 1,421,396) at reclassification date, depreciated on a straight-line basis over 20 years from 08 May 2025 to 31 December 2025 (approximately 8 months).

The actual charge of USD 30,968 (CAD 43,067) reflects the partial year from the date of reclassification. The effect of the change in estimate on future periods is an annual depreciation charge of approximately USD 60,122 (CAD 83,611) per annum for each of the remaining approximately 17 years of the assets' useful life (subject to any additions or disposals).

Intangible assets

Recognition of intangible assets

The acquired computer software is capitalized on the basis of costs incurred to acquire and install the specific software. Trademarks acquired are recognized as intangible assets at their cost. The Company also develops third and fourth generation mobile networks (3G,4G).

Expenditure on the research phase of projects is recognized as an expense as incurred. Costs that are attributable to a project's development phase are recognized as intangible assets, provided that they meet the following recognition requirements:

■	The development costs can be measured reliably;

■	The project is technically and commercially feasible;

■	The Company intends and has sufficient resources to complete the project;

■	The Company has the ability to use or sell the asset;

■	The asset will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred. Directly attributable costs include employee costs incurred on development along with an appropriate portion of relevant overheads.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

Subsequent measurement

All intangible assets are accounted for using the cost model whereby capitalized costs (except for trademarks) are amortized over their estimated useful lives, as these assets are considered finite. The following amortization method and rate are applied:

	Method	Rate

	Declining balance	20%
Software	Units of Production	1,500 units
3G and 4G software	Units of production	—

As no finite useful life for trademarks can be determined, related carrying amounts are not amortized.

The residual value, depreciation method and useful life of each asset are reviewed at least at each financial year-end.

Gains or losses arising from the disposal of intangible assets are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognized in profit or loss when incurred.

The Company amortizes certain software using the units of production method, whereby the amortization charge in each period reflects the number of base station units deployed relative to the total estimated lifetime deployments (the “denominator”). As at January 1, 2025, management revised the denominator from 6,000 units to 1,500 units, applied prospectively against the net book value of the asset at the date of change.

The revised estimate of 1,500 units aligns with the NaaS deployments supportable by the Company’s current board-approved business plan and existing financing commitments, rather than the broader contracted pipeline of approximately 6,000 sites, which is subject to additional funding conditions.

The revision to the denominator represents a change in accounting estimate in accordance with IAS 8, as the underlying accounting policy, being the use of the units of production method, is unchanged. The change reflects updated information regarding the expected deployment profile of the asset and has been applied prospectively with no restatement of prior periods.

Right-of-use assets and lease liabilities

Right-of-use assets are initially measured at the amount of the lease liability recognized. Subsequent to initial measurements, right-of-use assets are amortized on a straight-line basis over the shorter of the lease term and the useful life of the underlying asset.

Impairment of financial assets

A maximum 12-month allowance for ECL is recognized from initial recognition reflecting the portion of lifetime cash shortfalls that would result if a default occurs in the 12 months after the reporting date, weighted by the risk of a default occurring.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

A lifetime ECL allowance is recognized if a significant increase in credit risk is detected subsequent to the instruments initial recognition reflecting lifetime cash shortfalls that would result over the expected life of a financial instrument.

A lifetime ECL allowance is recognized for credit impaired financial instruments.

The Company assesses all information available, including on a forward-looking basis the expected credit losses (ECL) associated with any financial assets carried at amortized cost.

The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due. The Company considers a financial asset to be in default when the borrower is unlikely to pay its credit obligations to the Company in full or when the financial asset is more than 90 days past due.

The carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Company determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts.

Financial instruments

Recognition and Initial Measurement

The Company recognizes financial assets and financial liabilities when it becomes a party to the contractual provisions of the instrument.

Financial liabilities are initially measured at fair value, net of transaction costs that are directly attributable to their issuance, except for financial liabilities classified at fair value through profit or loss (“FVPL”), for which transaction costs are expensed as incurred.

For compound financial instruments containing both liability and equity components, the components are recognized separately based on the substance of the instrument. The liability component is initially measured at fair value, with the equity component assigned the residual amount after deducting the fair value of the liability component from the fair value of the instrument as a whole.

Classification and Measurement of Financial Assets

Financial assets are classified, at initial recognition, into the following categories:

●	Amortized cost

●	Fair value through profit or loss (“FVPL”)

●	Fair value through other comprehensive income (“FVOCI”)

The classification is determined based on the Company’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets.

For the periods presented, all of the Company’s financial assets are classified and measured at amortized cost. Cash and trade and other receivables fall within this category.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

Subsequent to initial recognition, financial assets measured at amortized cost are measured using the effective interest method, less any allowance for expected credit losses. Discounting is omitted where the effect of discounting is immaterial. All income and expenses relating to financial assets are recognized in profit or loss.

Impairment of Financial Assets

The Company applies the expected credit loss (“ECL”) model under IFRS 9 to financial assets measured at amortized cost, including trade receivables. The ECL model incorporates forward-looking information and does not require the identification of a credit loss event before recognizing impairment losses.

In assessing credit risk, the Company considers past events, current conditions, and reasonable and supportable forecasts affecting the expected collectability of future cash flows. Financial assets are categorized as follows:

●	Stage 1 – Financial instruments that have not experienced a significant increase in credit risk since initial recognition or that have low credit risk, for which twelve-month expected credit losses are recognized.

●	Stage 2 – Financial instruments that have experienced a significant increase in credit risk since initial recognition, for which lifetime expected credit losses are recognized.

●	Stage 3 – Financial assets with objective evidence of impairment at the reporting date, for which lifetime expected credit losses are recognized.

Expected credit losses are measured as a probability-weighted estimate of credit losses over the expected life of the financial instrument. Trade receivables are assessed for impairment on an individual basis, as they arise from specific customer contracts.

Classification and Measurement of Financial Liabilities

The Company’s financial liabilities include trade and other payables, loans payable, convertible debentures, convertible debentures and derivative liabilities, and lease liabilities.

Subsequent to initial recognition, financial liabilities are measured at amortized cost using the effective interest method, except for derivative liabilities and financial liabilities designated at FVPL, which are subsequently measured at fair value with changes recognized in profit or loss.

Interest expense and, where applicable, changes in fair value of financial liabilities are recognized in profit or loss and presented within finance costs.

Derecognition of Financial Liabilities

The Company derecognizes financial liabilities when, and only when, the contractual obligations are discharged, cancelled, or expire.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

Convertible debentures

Convertible debentures are financial instruments which are accounted for separately dependent on the nature of their components: a financial liability and an equity instrument. The identification of such components embedded within a convertible debenture requires significant judgment given that it is based on the interpretation of the substance of the contractual arrangement. Where the conversion option has a fixed conversion rate, the financial liability, which represents the obligation to pay coupon interest on the convertible debentures in the future, is initially measured at its fair value and subsequently measured at amortized cost. The residual amount is accounted for as an equity instrument at issuance. Where the conversion option has a variable conversion rate, the conversion option is recognized as a derivative liability measured at fair value through Consolidated Statements of Net Loss and Comprehensive Loss. The residual amount is recognized as a financial liability and subsequently measured at amortized cost.

Original issuance discount represents the difference between the face value and the actual proceeds received from the debentures and loans which is amortized over time through accretion. The fair value adjustment is the difference between the present value of the existing debenture and the present value of the new debenture. The determination of the fair value is also an area of significant judgment given that it is subject to various inputs, assumptions and estimates including: contractual future cash flows, discount rates, credit spreads and volatility.

The Company accounts for amendments to convertible debt as a substantial modification if one of the following tests are met:

■	The present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument;

■	A significant change in the terms and conditions such that immediate derecognition is required with no additional quantitative analysis.

A substantial modification shall be accounted for like an extinguishment. If any of the tests above are not met, the debt is accounted for as a debt modification.

Leases

The Company leases certain items of property, plant and equipment. At lease commencement, the Company recognizes a right-of-use asset and a corresponding lease liability.

Lease liabilities are initially measured at the present value of lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Lease payments included in the measurement comprise fixed payments (including in-substance fixed payments), variable payments that depend on an index or rate, amounts expected to be payable under residual value guarantees, the exercise price of purchase options reasonably certain to be exercised, and termination penalties if the lease term reflects the exercise of a termination option.

Right-of-use assets are initially measured at cost, comprising the initial lease liability, lease payments made at or before commencement, initial direct costs, and estimated restoration costs.

Right-of-use assets are amortized on a straight-line basis over the shorter of the lease term and the useful life of the underlying asset, unless ownership transfers to the Company or the Company is reasonably certain to exercise a purchase option, in which case depreciation is over the useful life of the asset. Lease liabilities are subsequently measured by increasing the carrying amount for interest expense and reducing it for lease payments made.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

Variable lease payments that depend on an index or rate are initially measured using the index or rate at the commencement date and are remeasured when the cash flows change. Other variable lease payments are recognized in profit or loss in the period in which they are incurred.

The Company applies the recognition exemptions for short-term leases and leases of low value assets, for which lease payments are recognized as an expense on a straight-line basis over the lease term.

Income taxes

The tax expense recognized in the profit or loss comprises the sum of deferred taxes and current taxes not recognized directly in equity.

Current income tax assets and/or liabilities comprise those obligations to, or claims from, tax authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current taxes are payable on taxable profit, which differs from profit or loss in the consolidated financial statements. The calculation of current taxes is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred income taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. However, deferred taxes are not provided on the initial recognition of an asset or liability unless the related transaction is a business combination or affects tax or accounting profit.

Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided that those rates are enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized to the extent that it is probable that the underlying tax loss or deductible temporary difference will be utilized against future taxable income. This is assessed based on the

Company’s forecast of future operating results, adjusted for significant non-taxable income and expenses and specific limits on the use of any unused tax loss or credit. Deferred tax liabilities are always provided for in full.

Deferred tax assets and liabilities are offset only when the Company has the right and intention to set off current tax assets and liabilities from the same taxation authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are directly in equity, in which case the related deferred taxes are also recognized in equity.

Investment tax credits and government assistance

Investment tax credits and government assistance related to current expenses are accounted for as a reduction of research and development costs and as other revenue, respectively, while those related to the acquisition of property, plant and equipment or intangible assets are accounted for as a reduction of the cost of the related asset. Investment tax credits and government assistance are accrued in the 12 months period in which the related expenses or capital expenditures are incurred, provided that the Company is reasonably certain that the credits will be received. Investment tax credits must be examined and approved by tax authorities and it is possible that the amounts granted will differ from the amounts recorded.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

Inventories

Raw materials and work in progress are valued at the lower of cost and net realizable value, the cost being determined using the first in, first out method. Raw materials consists of the materials used in the manufacturing of equipment. Finished goods are valued at the lower of cost and net realizable value, the cost, consisting of raw material and handling and shipping fees being determined using the first in, first out method. Finished goods consist of the equipment used in production, sites construction for NaaS sites, which are sold upon completion of NaaS sites.

Equity and Reserves

Share capital represents the paid-up capital of shares that have been issued, net of share issue cost.

Retained earnings (deficit) include all current and prior period retained profits and losses.

Contributed surplus includes costs recognized in accordance with the share-based compensation, expired warrants and expired convertible debenture equity components.

Unit placements

The proceeds from the issued units are allocated between the shares and the warrants using the fair value method. Proceeds are allocated between shares and warrants based on the relative weight of the fair value of each component. The fair value of the shares is determined by the market price and the warrants by using Black-Scholes option pricing model.

Share-based compensation

The Company operates an equity-settled share-based remuneration plan for its employees, which is not cash-settled. Moreover, the Company may grant warrants to its suppliers as payment of goods and services. All goods and services received in exchange for the grant of any share-based payments are measured at their fair value.

Where employees are rewarded using share-based payments, the fair value of employees’ services is determined indirectly by reference to the fair value of the equity instruments granted.

Where suppliers are rewarded using share-based payments, the Company estimates the fair value of the goods or services received, unless such fair value cannot be estimated reliably. In such a case, the fair value of the goods or services is determined indirectly by reference to the fair value of the equity instruments granted.

The fair value of the equity instruments granted is appraised at the grant date and excludes the impact of non-market vesting conditions (for example, profitability and sales growth targets and performance conditions).

All share-based remuneration is ultimately recognized as an expense in profit or loss with a corresponding credit to equity in “Contributed surplus”. If vesting periods or other vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of share options expected to vest.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any adjustment to cumulative share-based compensation resulting from a revision is recognized in the current period. The number of vested options ultimately exercised by holders does not impact the expense recorded in any period.

Upon exercise of warrants or share options, the proceeds received and the compensation costs previously recorded as contributed surplus, net of any directly attributable transaction costs, are allocated to share capital.

For those warrants that expire unexercised, the recorded value is transferred from warrant reserve to the deficit. Expired options remain in the contributed surplus.

Provisions, contingent assets and contingent liabilities

Provisions for legal disputes, onerous contracts or other claims are recognized when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from the Company and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material.

Any reimbursement that the Company can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision.

No liability is recognized if an outflow of economic resources as a result of present obligations is not probable. Such situations are disclosed as contingent liabilities unless the outflow of resources is remote.

Significant management judgments in applying accounting policies and estimation uncertainty

The Company makes certain estimates and assumptions regarding the future. Estimates and judgements are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Significant management judgements

■	Going concern:

The assessment of the Company's ability to continue as a going concern, to raise sufficient funds to pay for its ongoing operating expenditures and to discharge its liabilities for the ensuing year involves significant judgment based on historical experience and other factors, including the expectation of future events that are believed to be reasonable under the circumstances (Note 1).

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

■	Useful lives of property, plant and equipment

The Company has exercised judgement in determining the estimated useful lives and depreciation methods applied to its property, plant and equipment. Useful lives are estimated by management at the time an asset is acquired based on the expected period over which the asset will be available for use, having regard to physical wear and tear, technical or commercial obsolescence, and legal or contractual limits on use. Given the diverse nature of the Company’s asset base, management has applied different methods and rates to reflect the distinct consumption patterns of each asset class. Management reviews the appropriateness of useful life estimates and depreciation methods at each reporting date; any revision is accounted for prospectively as a change in accounting estimate in accordance with IAS 8.

■	Capitalization of internally developed software:

Distinguishing the research and development phases of a new customized software project and determining whether the recognition requirements for capitalization of development costs are met requires judgment. After capitalization, management monitors whether the recognition requirements continue to be met and whether there are any indicators that capitalized costs may be impaired (Note 11).

Management has also exercised significant judgment in estimating the total expected units of production used to determine amortisation under the units-of-production method for intangible assets. This estimate is based on current contractual commitments, operational plans, and historical performance. Actual production levels may differ from these estimates due to changes in market conditions, operational factors, technological developments, or other circumstances. These estimates are reviewed regularly and updated as necessary to reflect changes in expected production levels and asset performance.

■	Useful life of software

The Company has exercised significant judgement in determining that the units of production method most appropriately reflects the pattern in which the economic benefits of its capitalized software are consumed. The software generates economic benefits exclusively through the deployment of base station units at customer sites under NaaS arrangements; an undeployed unit of the software generates no cash flows and has no standalone economic utility. Accordingly, management concluded that the passage of time is not a reliable proxy for the consumption of the asset’s economic benefits, given that deployment timing is subject to Mobile Network Operator contract milestones, infrastructure logistics, regulatory conditions, and financing requirements in rural sub-Saharan Africa. Under the units of production method, the amortization charge in each period is calculated as the number of NaaS base station units deployed in that period divided by the total estimated lifetime NaaS deployments (the “denominator”), applied to the carrying amount of the asset. This judgement requires that the amortization method reflect the pattern in which the asset’s future economic benefits are expected to be consumed.

■	Debt modification:

The Company needs to exercise judgment to determine the impact of any changes to the terms of the convertible debentures and then apply the guidance set out in IFRS 9 - Financial Instruments to determine whether the change is considered a debt extinguishment or a debt modification (Notes 16, 19).

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

■	Acquisition of Advance Factoring Inc.

The accounting for the acquisition of AFI involved significant judgement, including the determination that NuRAN is the accounting acquirer despite former AFI shareholders obtaining a majority voting interest, and the conclusion that AFI did not meet the definition of a business under IFRS 3 and was therefore accounted for as an asset acquisition. Refer to Note 6 for further details.

Estimation uncertainty

■	Inventories:

Management estimates the net realizable values of inventories, taking into account the most reliable evidence available at each reporting date. The future realization of these inventories may be affected by future technology, or other market driven changes or their routing and use oversea that may reduce future selling prices.

■	Recognition of investment tax credits:

Determining the amount of investment tax credits requires estimates and significant judgment as management needs to assess if research and development projects for which investment tax credits are claimed are eligible, as well as assessing if the expenses incurred are eligible.

■	Expected credit loss of trade accounts receivable:

Significant estimates and judgments are required in the application of IFRS 9 when measuring the expected credit losses and the assessment of expected credit loss provisions required for trade accounts receivable, including the forward looking information to adjust historic loss rates (Note 7).

■	Share based compensation:

Significant estimates and judgments are required in determining the fair value of the equity instruments granted as share based compensation or the fair value of goods or services received. The estimated value of share based compensation requires the selection of an appropriate valuation model and data and consideration as to the volatility of the Company's own shares, the probable life of share options and warrants granted and the time of exercise of those share options and warrants. The model used by the Company is the Black Scholes valuation model (Notes 21 and 22).

■	The determination of the recoverable amount of non-financial assets:

In assessing impairment, management estimates the recoverable amount of each asset of the cash-generating unit based on expected future cash flows and uses an interest rate to discount them. Estimation uncertainties relate to assumptions about future operating results and the determination of a suitable discount rate.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

3.	MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED)

■	The determination of incremental borrowing rate used and expected lease lengths in the application of IFRS 16 - Leases:

Determining the incremental borrowing rate is more complex than simply determining the weighted rate that an entity pays on its current borrowings. The Company determines the incremental borrowing rate by taking into consideration the base rate, financing factors, and asset factors. The Company determines the expected lease lengths by assessing the periods for which the lease contract is enforceable. A lease is no longer enforceable when the lessee and the lessor each has the right to terminate the lease without permission from the other party with no more than an insignificant penalty (Note 18).

■	Effective interest rate of convertible financial instruments:

For accounting of convertible financial instruments, the Company needs to determine the effective interest rate required to evaluate the fair value of the liability component. The effective interest rate should be the market rate of interest that would be payable on a similar debt instrument that does not include an option to convert. Determining such a market rate requires assumptions such as comparable loans on the market and qualitative and quantitative analysis of the financial position of the Company (Note 19).

●	Income taxes:

The determination of the Company’s tax expense or recovery for the period and deferred tax assets and liabilities involves significant estimation and judgment by management. In determining these amounts, management interprets tax legislation in a variety of jurisdictions and makes estimates of the expected timing of the reversal of deferred tax assets and liabilities. Management also makes estimates of future earnings, which affect the extent to which potential future tax benefits may be used.

●	Fair value of the derivative liability:

Determining the fair value of the derivative liability involves the application of the partial differential equations method. The Company uses its judgment to select a valuation model and to develop unobservable inputs to determine the fair values of the derivative liability at the end of each reporting period. Determining the fair values of the derivative liability requires management to use significant unobservable inputs related to the expected volatility and the credit spread. The valuation of the convertible debenture is subjective and can impact Consolidated Statements of Net Loss and Comprehensive Loss significantly.

4.	APPLICATION OF NEW AND REVISED ACCOUNTING STANDARDS

Recent adoptions

Amendments to IAS 21

Lack of exchangeability requires an entity to use a consistent approach when exchanging a currency into another. If the currency is unexchangeable, a consistent approach must be used in determining the exchange rate and necessary disclosures. The amendment is effective for annual periods beginning on or after January 1, 2025. This amendment did not have a significant impact on its financial statements.

Future changes in significant accounting policies

At December 31, 2025, the following standards and interpretations which may be applicable to the Company, but have not yet been applied in these consolidated financial statements, were in issue but not yet effective:

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

4.	APPLICATION OF NEW AND REVISED ACCOUNTING STANDARDS (CONTINUED)

IFRS 18 Presentation and Disclosure in Financial Statements and consequential amendments to other IFRS standards:

In April 2024, the IASB released IFRS 18 Presentation and Disclosure in Financial Statements. IFRS 18 replaces IAS 1 Presentation of Financial Statements while carrying forward many of the requirements in IAS 1, IFRS 18 introduces new requirements to: i) present specified categories and defined subtotals in the statement of earnings, ii) provide disclosures on management-defined performance measures in the notes to the financial statements, iii) improve aggregation and disaggregation. Some of the requirements in IAS 1 are moved to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and IFRS 7 Financial Instruments: Disclosures. The IASB also made minor amendments to IAS 7 Statement of Cash Flows and IAS 33 Earnings per Share in connection with the new standard. IFRS 18 requires retrospective application with specific transition provisions. The Company is required to apply IFRS 18 for annual reporting periods beginning on or after January 1, 2027 with early adoption permitted. The Company has not early adopted this IFRS. The Company is currently assessing the impact of this standard.

IFRS 9 Financial Instruments:

IASB has issued amendments to IFRS 9 “Financial Instruments” relating to the classification and measurement of financial instruments. These amendments clarify aspects of SPPI (solely payments of principal and interest), the classification of financial assets with non-recourse features and contractually linked instruments and the derecognition of financial liabilities. These amendments are effective for annual periods beginning on or after January 1, 2026 with early application permitted. The Company has not early adopted this IFRS. The Company is currently assessing the impact of this standard.

5.	OPERATING SEGMENTS

During the year ended December 31, 2025, the Company operated as a manufacturer of digital electronic circuits and wireless telecommunication products, which was considered one reportable segment under the requirements of IFRS 8.

The Company’s subsidiaries also act as a Network as a Service (NaaS) entity in various geographical areas which is considered another reportable segment under the requirements of IFRS 8.

The operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. Refer to Note 32 for operating segment disclosures.

6.	ACQUISITION OF ADVANCE FACTORING INC.

On December 22, 2025, NuRAN Wireless Inc. entered into a Share Purchase Agreement (SPA) to acquire 100% of the issued and outstanding shares of Advance Factoring Inc. (“AFI”) from its shareholders in exchange for NuRAN units. AFI Shares means collectively the AFI Class A Common Shares, AFI Class B Common Shares and AFI Preferred Shares. NuRAN units will consist of i) one (1) NuRAN Common Share, and (ii) one half of one (1/2) NuRAN warrant.

The purchase price defined in the SPA amounts to $20,802,303. NuRAN issued 7,198,026 units to the AFI shareholders. i.e. 7,198,026 common shares (Note 20) and 3,599,013 warrants (Note 21). As at the date of the acquisition, the Company determined that AFI did not constitute a business as defined under IFRS 3, Business Combinations and the acquisition was accounted for as an asset acquisition.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

6.	ACQUISITION OF ADVANCE FACTORING INC. (CONTINUED)

IFRS 2 was applied to measure the fair value of the consideration for the asset acquisition. The quoted share price used to value the units was $2.78, which represents a level 1 input. The warrants were valued using the Black-Scholes-Merton Model with the following assumptions: share price of $2.78, exercise price of $4.335, time to maturity of 60 months, risk-free rate of 2.98%, expected volatility of 98% and a dividend yield of Nil. The NuRAN units were issued with legends in accordance with applicable Securities Laws and the policies of the Canadian Securities Exchange (CSE), resulting in a trading restriction requiring the units to be held for a period of 4 months and a day. To reflect this temporary trading restriction, a discount for lack of marketability (DLOM) of 21.58% was applied using the Finnerty model over the applicable hold period. The Finnerty model considers assumptions of expected volatility of 182%, share price of $2.78, and term of 0.33 years. As a result, the fair value of the common shares and warrants after applying the DLOM was $2.18 and $1.49, respectively.

NuRAN issued units with a fair value of $21,063,698 as consideration for the acquisition of AFI. The fair value of common share and warrants were $15,690,476 and $5,373,222, respectively. The difference between this value of $21,116,315 and the purchase price defined in the SPA of $20,802,303 is accounted for by the DLOM applied to the common shares and the addition of the value of the warrants. The fair value of the net identifiable net assets was determined to be $Nil, as the underlying financial assets and financial liabilities did not meet the recognition criteria under IFRS 9 at the acquisition date. The resulting difference of $21,063,698 is recognized in the Consolidated Statement of Net Loss and Comprehensive Loss.

The financial asset of AFI acquired was related to the amount NuRAN owed AFI. Therefore, upon acquisition NuRAN cannot have a contractual obligation against itself and the acquired receivable fails the definition of a financial asset on initial recognition. The financial liability acquired related to the preference shares outstanding to AFI shareholders, on acquisition, NuRAN acquired all shares including preference shares. Therefore, the preferred share liability once acquired, cannot have a contractual right against itself and the acquired liability fails the definition of a financial liability on initial recognition.

The excess of $21,063,698 was recognized as consideration paid in excess of net assets acquired in the Consolidated Statement of Net Loss and Comprehensive Loss.

Since the Company acquired AFI’s net assets, the loan payable outstanding to AFI is now discharged and therefore the liability is extinguished per the definition of IFRS 9. The liability extinguished pursuant to the transaction is $11,910,915 which is recognized in the Consolidated Statement of Net Loss and Comprehensive Loss.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired and liabilities assumed at the date of acquisition.

Consideration	2025
$
Fair value of 7,198,026 common shares issued ($2.1798 per unit)	15,690,476
Fair value of 3,599,013 warrants issued ($1.4930 per unit)	5,373,222
Total consideration	21,063,698

Identifiable assets and liabilities acquired:
Current assets
Finance receivable	—
Interest receivable	—
Current liabilities
Callable Preferred shares	—
Total identifiable net assets acquired	—

Consideration paid in excess of net assets acquired	21,063,698
Liability extinguished pursuant to the transaction	(11,910,915)
Net impact - Loss on assets acquired	9,152,783

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

6.	ACQUISITION OF ADVANCE FACTORING INC. (CONTINUED)

The loss on assets acquired of $9,152,783 was offset by $2,173,549 of gains on the settlement of accounts payable and debt instruments through the issuance of equity due to the difference between the 10-day VWAP and the share price on the date of the transaction as well as a gain of $104,917 on accounts payable settled for cash.

Significant judgement

Acquisition of AFI recorded as an asset acquisition

Determination of the Accounting Acquirer

The determination of the accounting acquirer in the transaction involving Advance Factoring Inc. (“AFI”) required significant judgment. Although former AFI shareholders collectively obtained approximately 56% of the voting interests in NuRAN following the transaction, management exercised significant judgement determining that these shareholders do not have control over NuRAN despite the majority voting interests.

Management considered various factors such as shareholders voting rights, decision making power, substantive rights, governance structure and senior management indicators to determine both the legal and accounting acquirer. Although former AFI shareholders collectively received a majority of the voting rights in NuRAN following the transaction, those rights are dispersed among several unrelated investors, each holding less than 10% and with no contractual arrangement to act in concert. AFI as a legal entity itself did not receive any equity interests. AFI received one (1) board representation out of the seven (7) board members of the combined entity. All Board decisions require a simple majority of votes. However, AFI’s one board representation alone will not be sufficient to either appoint or remove a majority of the members of the governing body of the combined entity. Additionally, none of the board members have a veto right and the chair of the board is set by the board; the Board designated Brendan Purdy as Chairman in December. Further, the CEO of NuRAN (Francis Letourneau) continues to be CEO post this transaction. On December 22, 2025, the sole director of AFI resigned and the CEO of NuRAN was appointed as the sole director of AFI. In addition, on the basis of total assets, revenue and scale of operations, and profit/(loss), NuRAN is significantly larger than AFI.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

6.	ACQUISITION OF ADVANCE FACTORING INC. (CONTINUED)

Assessment of Whether AFI Constituted a Business

Management exercised judgment in determining that AFI did not meet the definition of a business under IFRS 3, as it did not include substantive processes or an organised workforce. As a result, the transaction was accounted for as an asset acquisition rather than a business combination.

7.	TRADE AND OTHER RECEIVABLES

	2025	2024
	$	$
Trade accounts receivable, gross	1,964,100	2,069,928
Allowance for credit losses	(283,677)	(90,618)
	1,680,423	1,979,309
Indirect taxes receivable	2,117,590	1,524,298
	3,798,016	3,503,607

All amounts are short-term amounts. Accordingly, the carrying amount of trade and other receivables is considered a reasonable approximation of their fair value. The Company does not hold any collateral as security.

Indirect taxes receivable represent Value-Added Tax (VAT) due from the tax authority with 94% or $1.98 million of this in Cameroon. Of this amount, $882k is offset by amounts due on mobile network operator billings which have been retained at source by the MNO. Of the remainder, $438k is amounts still to be paid on outstanding supplier invoices, offset by Accounts Payable and the remaining $660k is in the process of being claimed for repayment.

During the year, management wrote back $47,056 (2024 - $nil) of account receivables in Consolidated Statements of Net Loss and Comprehensive Loss. Management also impaired $44,169 (2024 - $nil) of account receivables in Consolidated Statements of Net Loss and Comprehensive Loss. The allowance for credit loss arose mainly from a provision for the remaining project in the Marshall Islands.

The expected loss rates are assessed on an individual basis, as they arise from specific customer contracts.

The change in the of the allowance for credit losses is presented below:

	For the year ended December 31
	2025	2024
	$	$
Opening balance	90,618	3,925
Write-off	(3,942)	—
Impairment loss	207,038	79,464
Exchange difference on allowance for credit losses	(10,037)	7,228
Closing balance	283,677	90,618

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

7.	TRADE AND OTHER RECEIVABLES (CONTINUED)

The lifetime expected loss provision for trade receivables is as follows:

					2025
December 31, 2025	Current	More than 30 days past due	More than 60 days past due	More than 90 days past due	Total

Expected loss rate	0.000000%	0.000000%	0.000000%	33.35%	14.44%
Gross carrying amount	$1,029,148	$41,128	$43,113	$850,711	$1,964,100
Loss provision	$—	$—	$—	$283,677	$283,677

					2024
December 31, 2025	Current	More than 30 days past due	More than 60 days past due	More than 90 days past due	Total

Expected loss rate	0%	0%	0%	5.59%	4.38%
Gross carrying amount	$277,462	$69,787	$100,563	$1,622,116	$2,069,928
Loss provision	$—	$—	$—	$90,618	$90,618

8.	ACCRUED REVENUES

	2025	2024
	$	$
Equipment sale	3,817,118	4,583,728
Services revenues	5,978,756	4,572,793
Interest revenues	600,414	664,858
Sites revenues	(7,671,641)	(5,578,696)
	2,724,647	4,242,683

Accrued revenues represent the unbilled cumulative site deployment and construction revenue under IFRS 15 for which the performance obligation has been delivered.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

9.	INVENTORIES

	2025	2024
	$	$
Raw materials	1,228,181	1,273,705
Finished goods	1,373,104	1,107,284
Work in progress	3,788,454	3,340,502
	6,389,739	5,721,491

During the year, management impaired $1,339 (2024 - $4,930) of inventory in Consolidated Statements of Net Loss and Comprehensive Loss. Management also wrote off $495,907 (2024 - $173,193) of inventory in Consolidated Statements of Net Loss and Comprehensive Loss. Inventory expensed in the year is $747,307 (2024 - $142,707).

10.	LOANS RECEIVABLE

	2025	2024
	$	$
Loan from non-related companies (a)	50,000	—
Loan from non-related companies (b)	27,347	—
	77,347	—

a)	This is an unsecured loan to a non-related company entered into on December 23, 2025, bearing interest at 5% per annum and repayable on June 30, 2026.

b)	This is an unsecured loan to an individual entered into on December 23, 2025, bearing interest at 5% per annum and repayable on June 30, 2026.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

11.	PROPERTY, PLANT AND EQUIPMENT

The Company's property, plant and equipment and their carrying amounts are detailed as follows:

	Leasehold improvements	Equipment and furniture, tele- communication system, furniture and fixtures	Computer equipment	Site infrastructure	Total
	$	$	$	$	$
Gross carrying amount
Balance as at December 31, 2024	8,995	746,818	358,758	—	1,114,571
Additions	—	1,432,036	66,978	—	1,499,014
Reclassification	—	—	—	1,525,067	1,525,067
Current translation effects		8,378	3,286	—	11,664
Balance as at December 31, 2025	8,995	2,187,232	429,022	1,525,067	4,150,315
Depreciation and impairment
Balance as at December 31, 2024	5,383	597,090	318,395	—	920,868
Depreciation	1,800	97,867	23,935	42,445	166,046
Current translation effects		3,092	1,109	—	4,201
Balance as at December 31, 2025	7,183	698,048	343,439	42,445	1,091,114
Carrying amount as at December 31, 2025	1,812	1,489,184	85,583	1,482,622	3,059,201

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

11.	PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

	2024
	Leasehold improvements	Equipment and furniture, tele- communication system, furniture and fixtures	Computer equipment	Total
	$	$	$	$
Gross carrying amount
Balance as at December 31, 2023	7,727	763,928	354,258	1,125,913
Additions	1,269	12,037	1,629	14,935
Disposal	—	—	—	—
Write- off	—	(37,435)	—	(37,435)
Current translation effects		8,288	2,871	11,159
Balance as at December 31, 2024	8,996	746,818	358,758	1,114,572
Depreciation and impairment
Balance as at December 31, 2023	3,773	549,011	298,267	851,051
Depreciation	1,610	59,601	18,415	79,626
Disposal	—	—	—	—
Write- off	—	(15,161)	—	(15,161)
Current translation effects	—	3,639	1,712	5,351
Balance as at December 31, 2024	5,383	597,090	318,395	920,868
Carrying amount as at December 31, 2024	3,613	149,728	40,363	193,704

For the year ended December 31, 2025, a total of $nil ($22,274 in 2024) of assets was written off and included in Consolidated Statements of Net Loss and Comprehensive Loss as other elements.

Depreciation charges for each of the reporting periods are included in profit or loss and detailed as follows:

	For the year ended December 31,
	2025	2024
	$	$
Cost of sales	—	9,546
Administrative expenses	147,572	53,194
Research and development costs	22,674	22,238
	170,246	84,978

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

12.	INTANGIBLE ASSETS

The Company's intangible assets and their carrying amounts are detailed as follows:

	2025

	Software	Trademarks	Total
	$	$	$
Gross carrying amount
Balance as at December 31, 2024	8,160,650	44,244	8,204,894
Additions
Under development	231,302	—	231,302
Acquired	2,777	—	2,777
Write-off		(44,244)	(44,244)
Balance as at December 31, 2025	8,394,729	—	8,394,729

Depreciation and impairment
Balance as at December 31, 2024	872,162	—	872,162
Amortization	50,141	—	50,141
Balance as at December 31, 2025	922,303	—	922,303
Carrying amount as at December 31, 2025	7,472,426	—	7,472,426

	2024
	Software	Trademarks	Total
	$	$	$
Gross carrying amount
Balance as at December 31, 2023	7,803,221	44,244	7,847,465
Additions
Under development	357,429	—	357,429
Balance as at December 31, 2024	8,160,650	44,244	8,204,894

Depreciation and impairment
Balance as at December 31, 2023	847,917	—	847,917
Amortization	24,245	—	24,245
Balance as at December 31, 2024	872,162	—	872,162
Carrying amount as at December 31, 2024	7,288,489	44,244	7,332,733

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

12.	INTANGIBLE ASSETS (CONTINUED)

At each reporting date, the Company assesses its intangible assets for indicators of impairment. Based on this assessment, no impairment was identified during the year ended December 31, 2025 and 2024. The recoverable amount of the CGU has been determined based on value-in-use calculations using cash flow projections derived from management-approved budgets.

Key assumptions used in the calculation include:

●	a weighted average cost of capital of 16.57%;

●	revenue growth rates over the forecast period in line with build milestones and thereafter assuming growth of average revenue per user (ARPU) of 5%;

●	a terminal growth rate of 3% applied beyond the forecast period; and

●	assumptions regarding expected operating margins and future network deployment.

These assumptions reflect management’s best estimates of future economic and operating conditions. The recoverable amount is most sensitive to changes in the discount rate and terminal growth rate.

For the year ended December 31, 2025, $44,244 ($nil in 2024) of assets was written off and included in Consolidated Statements of Net Loss and Comprehensive Loss as other elements. The derecognition pertained to trademarks that were no longer expected to generate future economic benefits.

The anticipated amortization charge for 2026 and 2027 is $602,259 and $1,494,987, respectively.

Amortization charges for each of the reporting periods are included in profit or loss and detailed as follows:

	For the year ended December 31,
	2025	2024
	$	$
Cost of sales	33,164	4,975
Research and development costs	3,069	3,836
Administrative expenses	13,908	15,434
	50,141	24,245

As at December 31, 2025, software includes software under development at a cost of $4,631,298 ($4,399,997 as at December 31, 2024) and is not amortized until available for use.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

13.	RIGHT-OF-USE-ASSETS

The Company’s right-of-use assets consist of a premise and equipment lease and the carrying amounts are detailed as follows:

	For the year ended December 31,
	2025	2024
	$	$
Gross carrying amount
Balance as at December 31, 2024	815,051	1,038,642
Addition	258,150	17,240
Impairment	—	(180,103)
Current translation effects	97,005	(60,728)
Balance as at December 31, 2025	1,170,206	815,051

Depreciation and impairment
Balance as at December 31, 2024	588,408	551,364
Amortization	185,658	197,785
Impairment	—	(127,280)
Current translation effects	6,733	(33,461)
Balance as at December 31, 2025	780,799	588,408
Carrying amount as at December 31, 2025	389,407	226,643

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

14.	TRADE AND OTHER PAYABLES

	2025	2024
	$	$
Accounts payable and accrued liabilities
Shareholders	39,400	39,400
Non-related third party	8,871,802	10,518,371
Salaries and payroll deductions payable	1,545,365	779,191
	10,456,567	11,336,962

As at December 31, 2025, accounts payable include $38,810 relating to intangible asset purchases ($209,480 as at December 31, 2024) and $39,400 ($39,400 as at December 31, 2024) relating to unpaid interest on convertible debentures (Note 19).

During the year, management wrote back $39,902 (2024 - $nil) of accounts payable in Consolidated Statements of Net Loss and Comprehensive Loss relating to settlement and $527,177 (2024 - $nil) relating to forgiveness of a payable.

15.	CUSTOMER ADVANCES

	2025	2024
	$	$
Customer advances	1,154,191	2,520,879
	1,154,191	2,520,879

Customer advances represent advance payments received from customers for non-NaaS sales which have not been invoiced as of year end. Management wrote back $820,695 (2024 - $nil) of customer advances in Consolidated Statements of Net Loss and Comprehensive Loss as a result of cancellation of a contract in Marshall Islands by the main contractor.

16.	LOANS PAYABLE

	2025	2024
	$	$
Loan from non-related companies (a)	—	226,910
Loan from non-related companies (b)	—	2,839,102
Loan from non-related companies (c)	—	7,003,329
Loan from non-related company (d)	69,429	355,645
Loan from non-related company (e)	—	150,000
Loan from non-related company (f)	7,150,626	3,829,499
Loan from non-related company (g)	63,467	—
Loan from non-related company (h)	13,579	—
	7,297,100	14,404,484

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

16.	LOANS PAYABLE (CONTINUED)

Given the short-term maturity, the carrying amount of loans payable is considered a reasonable approximation of their fair value.

a)	The loan from a non-related company is secured by a chattel mortgage on the universality of the Company's assets.

The loan relates to a factoring agreement dated October 4, 2023, for the sale of $287,306 of receivables owed to Nuran by its operating subsidiaries in Africa for gross proceeds of $173,686.

Under the terms of the agreement, the creditor has recourse against the Company in certain circumstances. If the creditor delivers a recourse notice, the Company has the option of satisfying any repurchase request of the account in cash at 107% of the price originally paid by the creditor for the account or by issuing units of the Company (each a “Unit”) at $67.50 per Unit for the amount of the account. Each Unit is to be comprised of (i) one share in the capital of the Company; and (ii) three quarters (3/4) of one warrant exercisable into one additional share of the Company at $75 until October 4, 2026.

The loan bears interest until the creditor has received payment, at a fixed rate of 15% per annum, payable monthly.

On March 25, 2025, the Company amended the terms of the agreement to increase the maximum amount available on the facility to $462,500 and reduce interest to 5%.

On December 22, 2025, the Company settled debt of $511,290 including interest and an amount due to a company related to the Factor, in 72,664 common shares of the Company and $301,290 in cash (See Note 20). The book value of the debt converted over the carrying value recorded for these shares was $158,395 applying a discount for lack of marketability (DLOM) to the market price of the Company’s shares on the date of settlement to reflect applicable trading restrictions.

The excess of the carrying value of the shares issued ($158,395) plus warrants ($13,612) for a total of $172,008 over the carrying value of the debt extinguished ($210,000), translated at the prevailing exchange rate on the settlement date resulted in a gain on debt settlement of $37,992.

The cost of the loan for the year ended December 31, 2025 was $62,640 (2024 - $76,462) and was included in in Consolidated Statements of Net Loss and Comprehensive Loss as financial expenses. The outstanding loan balance was fully repaid as at year end.

b)	This secured promissory note of USD 1,653,947 (CAD 2,239,610), dated April 24, 2023 is from a US- based institution and is secured by a chattel mortgage on the universality of the Company's assets. The note bears interest at a fixed rate of 10% per annum calculated on a monthly basis and is payable on the maturity date. The maturity date was initially October 24, 2023 but was extended as follows.

On December 4th, 2023, the Company extended the loan facility until October 21, 2024. As consideration, an extension fee of USD 169,895 (CAD 230,055) was added to the principal and the Company issued the lender 16,666 share purchase warrants to replace the existing warrants of 6,666 shares held by the lender, with each warrant exercisable to acquire a share of the Company at an exercise price of $75 which expire on December 1, 2025. In addition, the Company agreed to add a conversion feature to the loan, at $67.50 per common share of the Company. Any securities issuable upon exercise of these warrants or conversion of the loan are to be subject to a statutory hold period of four months and one day. A lending fee of USD 45,000 (CAD 60,934), accrued interest of USD 123,142 (CAD 166,747) and extension fee of USD 169,895 (CAD 230,055) were added to the principal amount.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

16.	LOANS PAYABLE (CONTINUED)

b)	On June 24, 2024 the Company further extended the loan facility until December 31, 2025. As consideration, the Company agreed to increase the principal amount of the loan by USD 230,117 (CAD 314,409) as an extension fee, increased the interest rate to the fixed default rate of 24% per annum and agreed to a repayment schedule to commence following the first drawdown under the Facility for Energy Inclusion (FEI) loan facility and monthly thereafter starting October 31, 2024. The lender also agreed to subordinate the loan to the FEI. A lending fee of USD 50,000 (CAD 68,315), accrued interest of USD 259,190 (CAD 354,131), compounded interest of USD 83,164 (CAD 113,627) and an extension fee of USD 230,117 (CAD 314,409) were added to the principal amount. The repayment requirement was not met.

On December 31, 2024, the Company repaid USD 618,186 (CAD 889,508) for a remaining balance of USD 1,973,106 (CAD 2,839,102).

On December 22, 2025, the Company settled debt of USD 1,991,447 (CAD 2,772,936) including interest, in common shares of the Company (See Note 20). The book value of the debt converted the carrying value recorded for these shares was $2,102,914 applying a discount for lack of marketability (DLOM) to the price on the date of settlement.

The excess of the carrying value of the shares issued ($2,102,914) plus warrants ($180,724) for a total of $2,283,638 over the carrying value of the debt extinguished USD 1,991,447 (CAD 2,772,936), translated at the prevailing exchange rate on the settlement date resulted in a gain on debt settlement of $489.298.The outstanding loan balance was fully repaid as at year end.

During the year, the Company repaid USD 692,936 (CAD 968,586). The outstanding loan balance was fully repaid as at year end.

c)	The loan from a non-related company is secured by a chattel mortgage on the universality of the Company's assets and relates to an agreement with a lender dated August 28, 2023, for the sale of up to $15 million of receivables owed to the Company by its operating subsidiaries in Africa. Pursuant to the agreement, the Company sold receivables valued at $8.65 million for gross proceeds of $5,438,340 consisting of:

(i)	a cash payment of $4,638,340 used to settle outstanding loans advanced by short term lenders, who are affiliates of the lender (d);

(ii)	a cash payment of $800,000 from August 31, 2023 to October 30, 2023 for the purpose of funding working capital requirements.

Under the terms of the agreement, the lender has recourse against the Company for any sold receivables, in certain circumstances. If the lender delivers a recourse notice, the Company has the option of satisfying any repurchase request of the recourse account in cash at 107% of the price originally paid by the lender for the recourse account or by issuing units of the Company at $105 per Unit for the amount of the recourse account. Each Unit to be comprised of (i) one share in the capital of the Company; and (ii) three quarters (3/4) of one warrant exercisable into one additional share of the Company at $120 until August 28, 2026. The sold receivables will bear interest until the lender has received payment, at a fixed rate of 15% per annum payable monthly.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

16.	LOANS PAYABLE (CONTINUED)

If the Company does complete a subsequent sale of receivables, the pricing on the Units will be set in compliance with applicable policies of the CSE.

In connection with the agreement, the Company paid an arrangement fee to the lender consisting of 12,666 common shares (the “Fee Shares”) (having a deemed value of $69 based on closing price of the common shares of NuRAN on the closing) representing approximately 5% of the total factoring facility. 8,333 of these Fee Shares were issued at the initial closing and the remainder were issued on January 2, 2024 (see note 20). The Fee Shares were subject to a statutory hold period in Canada of four months and one day.

c)	On October 17, 2023, the Company amended the terms of the agreement which called for additional cash payments, completion of other financing and securing the indebtedness by way of a general security agreement in favor of the lender or its duly authorized agent on or before September 30, 2023, this date was extended to October 31, 2023.

On December 4th, 2023, the Company further amended the terms of the agreement by selling receivables valued at $1.425 million for proceeds of $865,000 consisting of:

(i)	a cash payment of $215,000 that have been received by the Company; and

(ii)	a cash payment $650,000 from October 31, 2023 to December 31, 2023 for the purpose of funding working capital requirements leading up to the finalisation of other loans.

Included in the amendment, the lender agreed to extend various deadlines until January 31, 2024.

Furthermore, pursuant to the amendment, if the Company chooses to satisfy the recourse account by issuing units, which is entirely at the discretion of the Company, the deemed price per unit is to be $67.50 per unit and the warrant exercise price will be $75. Finally, the amendment adjusted the timing and quantum of the Fee Shares so that the remaining balance of 4,333 Fee Shares has increased to 6,333, 3,333 were issued on or before January 31, 2024, and the remainder were issued on or before March 15, 2024 (see note 20). The Fee Shares were subject to a statutory hold period in Canada of four months and a day from the date of issuance.

On April 2nd, 2024, the Company further amended the terms of the agreement by selling receivables valued at $1.52 million for proceeds of $1,000,000 consisting of a cash payment that has been received by the Company. $1.52 million was added to the factoring loan, $1,000,000 was recorded in factoring receivable and $1,52 million was recoded in factoring reserve.

On June 25, 2024, the Company further amended the terms of the agreement to allow for the drawdown of an additional USD 2,000,000 (CAD 2,731,800) by selling additional receivables as required by the Company.

On December 23, 2024, the Company further amended the terms of the agreement to increase the maximum amount available on the facility to $25.5 million and reduce interest for 2024 to 5%. In addition, the lender has agreed to cap conversions so that no more than 116,667 units form the previous 266,667 units which are eligible to be issued. Each unit included three quarters of one warrant to purchase a common share at $75 till August 28, 2028. As consideration to the lender, the Company agreed to reduce the price per unit to be $60 and extend the expiry of the warrants that have been issued or are to be issued to August 28, 2028. $3,100,000 was added to the factoring loan and $7,600,000 was recoded in factoring reserve (see note 21).

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

16.	LOANS PAYABLE (CONTINUED)

During the year ended December 31, 2024, the lender requested the conversion of debt under the agreement totaling a value of $1,459,709, including interest, in common shares of the Company. Taking into account the book value of the debt converted the carrying value recorded for these shares was $1,518,206.

On April 15, 2025, the Company further amended the terms of the agreement to increase the amount of pledged accounts under the facility to $26.8 million and increase the amount to be drawn to $10.4 million. The Company also settled promissory notes totaling $359,435 in principal.

c)	On August 19, 2025, the Company further amended the terms of the agreement to settle promissory notes totaling $1,274,492 in principal and added $2,079,622 to the paid accounts of the Factor.

During the year, the lender requested the conversion of debt under the agreement totaling a value of $1,162,241, in common shares of the Company. Taking into account the book value of the debt converted the carrying value recorded for these shares was $2,788,000.

On December 22, 2025, the Company settled debt of $11,910,915 including interest, in common shares of the Company (See Note 20). The book value of the debt converted over the carrying value recorded for these shares ($15,490,476) plus warrants ($5,373,222) for a total of $21,063,696 resulted in a loss of $9,152,783. The outstanding loan balance was fully repaid as at year end (See Note 6).

d)	The amount due to a non-related party was replaced with an unsecured loan of USD 394,781 (CAD 536,073), including interest of USD 75,930 (CAD 103,105), dated December 5, 2023. The loan bears interest at a fixed rate of 11% per annum and was payable over 24 months in blended principal and interest payments.

On December 22, 2025, the Company partially settled a portion of the remaining balance of the loan of USD 147,000 (CAD 202,056) including USD 32,797 (CAD 45,089) of interest (principal portion USD $114,203 (CAD 157,007)), by issuing 69,929 common shares of the Company (See Note 20). The carrying value of the debt extinguished at the date of settlement was USD $147,000 (CAD 202,096)).

The shares issued were recorded at a carrying value of $152,433 applying a discount for lack of marketability (DLOM) to the market price of the Company’s shares on the date of settlement to reflect applicable trading restrictions. The excess of the carrying value of the shares issued ($152,433) plus warrants ($13,100) for a total of $165,534 over the carrying value of the debt extinguished (USD 147,000 (CAD 202,056), translated at the prevailing exchange rate on the settlement date resulted in a gain on debt settlement of $36,522.

The settlement was accounted for as an extinguishment of debt. Under IFRS 9, when a financial liability is extinguished by the issuance of equity instruments, the liability is derecognized and the equity instruments are recognized at fair value on the date of settlement. The difference between the carrying amount of the liability derecognized and the fair value of the equity instruments issued is recognized in profit or loss as a gain or loss on extinguishment.

During the year, the Company also repaid USD 74,057 (CAD 103,517) for a remaining balance of USD 50,654 (CAD 69,426) bearing interest at a fixed rate of 11% per annum and payable over 24 months in blended principal and interest payments.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

16.	LOANS PAYABLE (CONTINUED)

e)	This unsecured loan bears interest at 15% per annum and was repayable on February 6, 2025.

On January 22, 2025, the Company issued a promissory note of $63,405. The loan bears interest at a fixed rate of 15% payable monthly and is payable on March 8, 2025.

On February 4, 2025, the Company issued a promissory note of $146,030. The loan bears interest at a fixed rate of 15% payable monthly and is payable on March 14, 2025.

On April 15, 2025, these promissory notes were settled with the factoring amendment.

On April 15, 2025, the Company issued a promissory note of $200,000. The note bears interest at a fixed rate of 15% payable monthly and is payable on May 30, 2025, but was not repaid on that date.

On May 2, 2025, the Company issued a promissory note of $50,000. The note bears interest at a fixed rate of 15% payable monthly and is payable on May 31, 2025, but was not repaid on that date.

On May 6, 2025, the Company issued a promissory note of $150,000. The note bears interest at a fixed rate of 15% payable monthly and is payable on May 31, 2025, but was not repaid on that date.

On May 27, 2025, the Company issued a promissory note of $105,000. The note bears interest at a fixed rate of 15% payable monthly and is payable on May 31, 2025, but was not repaid on that date.

On June 4, 2025, the Company issued a promissory note of $70,000. The note bears interest at a fixed rate of 15% payable monthly and is payable on June 30, 2025, but was not repaid on that date.

On June 10, 2025, the Company issued a promissory note of $127,778. The note bears interest at a fixed rate of 15% payable monthly and is payable on June 30, 2025, but was not repaid on that date.

On June 13, 2025, the Company issued a promissory note of $11,830. The note bears interest at a fixed rate of 15% payable monthly and is payable on June 30, 2025, but was not repaid on that date.

On June 20, 2025, the Company issued a promissory note of $100,000. The note bears interest at a fixed rate of 15% payable monthly and is payable on June 30, 2025, but was not repaid on that date.

On August 25, the Company closed a non-brokered private placement financing for gross proceeds of $1,500,000 through the issuance of 100,000 common shares of the Company at a price of $15 per Share. The proceeds raised from the Private Placement were used by the Company for working capital purposes and payment of all outstanding short-term promissory notes issued from April to August 2025 totaling $1,274,492.

The outstanding loan balance was fully repaid as at year end.

f)	The loan is pursuant to a two-year term loan facility of USD 5,000,000 (CAD 6,834,000) dated April 26, 2024 with FEI Ongrid to NuRAN Wireless (Africa) Holding. The loan is secured on the business and assets of NuRAN Wireless Cameroon Ltd and NuRAN Wireless DRC SA under a general security agreement and bears interest at the Secured Overnight Financing Rate (SOFR) plus 8.5% per annum. Interest accrues but is not payable until maturity. The terms of the loan were amended extending the maturity date to April 26, 2027 with interest partially paid in cash in accordance with an agreed schedule to maturity. Management intends to settle this loan within one year from the balance sheet date and hence classified current.

On March 10, 2025, the Company received of drawdown of USD 1,050,000 (CAD 1,515,255).

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

16.	LOANS PAYABLE (CONTINUED)

On October 6, 2025, the Company received of drawdown of USD 1,000,000 (CAD 1,395,500).

g)	The loan, secured by guarantee of the parent company, is pursuant to a bank facility of CFA 150,000,000 (approx. $366K) with Société Générale Cameron to Nuran Cameroon Ltd, dated June 20, 2024. The disbursement was made on February 25, 2025. The loan bears interest at a fixed rate of 7% and is payable monthly in blended principal and interest payments in the amount of CFA 12,283,126 (approx. $31K) over 12 months from the disbursement date.

During the year, the Company repaid CFA 124,126,824 for a remaining balance of CFA 25,873,176. The loan was fully repaid in February 2026.

h)	The unsecured loan is an installment payment agreement of $23,279 including interest at a fixed rate of 14.8% dated July 28, 2025 and is payable monthly in blended principal and interest payments in the amount of $1,924 over 12 months.

During the year, the Company repaid $9,699 for a remaining balance of $13,579.

17.	EMPLOYEES FUTURE BENEFITS

The Company implemented a tailored Simplified Pension Plan (SIPP) on a defined contribution basis. All employees in Canada are eligible after three months of continuous service. Participation in the plan is on a voluntary basis and the Company matches employee contributions up to a maximum of 3% of their gross annual salary. The Company expensed $63,747 in 2025 (2024 - $45,072) in relation to employee future benefits.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

18.	LEASE LIABILITIES

The maturity analysis of the lease liability as at reporting date was as follows:

	Within 1 year	After 1 year but less than 5 years	Total
At 31 December 2025	$	$	$

Gross lease liability	156,985	571,426	728,411
Less future interest costs	64,405	248,220	312,625
	92,580	323,206	415,786

	Within 1 year	After 1 year but less than 5 years	Total
At 31 December 2024	$	$	$

Gross lease liability	203,566	67,855	256,637
Less future interest costs	13,668	1,116	14,784
	189,898	66,739	241,853

Lease liabilities are measured at the present value of lease payments using the Company’s incremental borrowing rate of 8% - 18% (2024 8% - 10%) on the date of the lease inception. The incremental borrowing rate reflects the rate of interest that the Company would have to pay to borrow over a similar term the funds necessary to obtain an asset of similar value in a similar economic environment.

	December 31, 2025	December 31, 2024
	$	$
Gross carrying amount
Opening Balance	256,637	527,588
Additions	366,721	14,678
Lease payments	(257,623)	(248,892)
Lease interest	50,051	34,225
Other	—	(70,962)
Closing Balance	415,786	256,637

Current	92,580	189,898
Non-current	323,206	66,739
	415,786	256,637

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

18.	LEASES LIABILITIES (CONTINUED)

The lease expense during the 12 months period amounts to the following, representing the minimum lease payments:

	December 31, 2025	December 31, 2024
	$	$
Lease expense (office)	257,623	248,892

19A. CONVERTIBLE DEBENTURES

As at December 31, 2025, the convertible debentures consist of the following:

	Convertible debentures	Unsecured Convertible debentures	Total
	$	$	$

Balance at December 31, 2023	2,191,884	1,954,034	4,145,918
Extension of debenture (a)	1,935,682	—	1,935,682
Effect of the modification (b)	(1,833,749)	—	(1,833,749)
Accretion of OID (c)	43,590	362,811	406,401
Conversion (d)	(225,000)	—	(225,000)
Accretion (c)	311,681	328,657	640,338
Balance at December 31, 2024	2,424,087	2,645,502	5,069,589

Issuance of convertible debenture	—	—	—
Fair Value	335,063	—	335,063
Amortization of OID	1,002,561	—	1,002,561
Conversion (e)	(800,000)	—	(800,000)
Accretion	422,853	—	422,853
Settlement (f)	(3,384,564)	—	(3,384,564)
Closing balance, as at December 31, 2025	—	2,645,502	2,645,502

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

19A. CONVERTIBLE DEBENTURES (CONTINUED)

(c)	As at December 20, 2023, the Company extended the maturity date of the Convertible Debentures entered into in July 2022. The maturity date of the Convertible Debentures was extended to July 12, 2024 along with other terms of the original debenture which were amended. The original debenture had an original issuance discount of 10% and this was increased to 16% paid upon maturity leading to a maturity value of $2,645,502. In addition, the principal amount is convertible into common shares of the Company at a fixed price of $120 at the option of the debenture holder during the term of the Convertible Debenture. Under the terms of the Convertible Debenture the principal amount is due one year from the date of closing and does not bear interest until the maturity date or an event of default occurs. The number and terms of warrants issued in conjunction with the original debenture, as well as all other terms of the debenture did not change.

The debenture value determined using the current value method which deducts the value of the conversion option from the maturity value was $2,273,353.

In accordance with IFRS 9, the Company assessed whether the December 20, 2023 amendment to the Convertible Debentures constituted a modification or an extinguishment. The present value of the cash flows under the amended terms, discounted at the original effective interest rate, differed from the present value of the remaining cash flows under the original terms by less than 10%, and no other qualitative factors requiring immediate derecognition were present. Accordingly, the amendment was accounted for as a debt modification. The carrying amount of the debenture was adjusted to the present value of the modified future cash flows, discounted at the original effective interest rate, and the resulting gain on modification of $Nil was recognized in financial expenses in the consolidated statement of net loss and comprehensive loss for the year ended December 31, 2023.

The current value method refers to the present value of the contractual future cash flows of the debenture (being the maturity amount of $2,645,502 payable on July 12, 2024), discounted using an applicable market rate of interest that reflects the credit risk and terms of the instrument at the date of the amendment. The share price used as an input to the Black-Scholes model for valuing the conversion option was the market price of the Company’s common shares on the date of the transaction (December 20, 2023), being $0.11 per share (pre-consolidation), which represents a Level 1 input. No VWAP or other averaging methodology was applied.

The fair value of the conversion option on December 20, 2023 was estimated at $nil, which was derived using a Black-Scholes option pricing model.

The Black-Scholes pricing model used for the conversion options used the following assumptions:

Share price	$33
Exercise price	$120
Time to maturity	6 months
Risk-free rate	3.91%
Expected volatility	26.80%
Dividend yield	Nil
Dilution factor	41.06%

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

19A. CONVERTIBLE DEBENTURES (CONTINUED)

(a), (b)	On December 23, 2024, the Company extended the convertible secured debentures issued in August 2023. The debenture holders agreed to extend the maturity for a further 28 months to December 31, 2026 and reduce the interest rate to 10% to December 2026. As consideration to these debenture holders, the Company agreed to increase the principal amount owing of $2,256,419 to include interest accrued to date of $882,034, a one-time extension fee of 15% and a prepayment of interest for 2025 as an increase in the principal amount. In addition, the Company agreed to reduce the price per Unit to $60 and to extend the expiry of the warrants that have been issued or are to be issued upon conversion to August 28, 2028. The new principal amount of $4,184,604 includes an Original Issuance Discount (“OID”) of 25% of $1,046,151 (a). The OID is amortized over two years and it recorded in the consolidated statement of financial position as convertible debenture and in Consolidated Statements of Net Loss and Comprehensive Loss as financial expenses

The debenture value determined using the current value method which deducts the value of the conversion option from the maturity value was $3,397,006.

The principal amount is convertible, at the option of the debenture holder, into common shares of NuRAN at any time before the maturity date at a price of $60 per common share.

In accordance with IFRS 9, the Company assessed whether the December 23, 2024 amendment to the convertible debentures constituted a modification or an extinguishment. The amendments significantly impacted the economic substance of the instrument and result in a fundamentally different risk and return profile for both the Company and the holders. Consistent with IFRS 9, amendments were considered an extinguishment and the original debenture liabilities were therefore derecognized in full as at December 23, 2024, and new financial liabilities were recognized at fair value on that date.

On extinguishment, the original debenture was derecognized at its carrying amount of $2,256,419 and the new debenture was recognized at its fair value of $3,397,006, determined using the current value method. The resulting loss on extinguishment of $1,140,587 has been recognized in financial expenses in the consolidated statement of profit or loss and comprehensive loss for the year ended December 31, 2024.

The fair value of the conversion option on December 23, 2024 was estimated at $41,846 (a), which was derived using a Black-Scholes option pricing model:

Share price	$27
Exercise price	$60
Time to maturity	2 years
Risk-free rate	3.03%
Expected volatility	60.18%
Dividend yield	Nil
Dilution factor	38.43%

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

19A. CONVERTIBLE DEBENTURES (CONTINUED)

(d)	During the year ended December 31, 2024, the debenture holders requested the conversion of the principal value of debentures totalling $225,000 in common shares of the Company. Taking into account the book value of the debentures converted, as well as the value of the conversion option, the carrying value recorded for these shares based on share value plus fair value of the conversion option was $227,000 (Note 20).

(e)	During the year ended December 31, 2025, the debenture holders requested the conversion of debentures totalling a value of $800,000 in common shares of the Company. Taking into account the book value of the debentures converted, as well as the value of the conversion option, the carrying value recorded for these shares was $247,975 (Note 20).

(f)	On December 22, 2025, the Company settled debt of $3,384,564 in common shares of the Company (see Note 20), resulting in the recognition of $182,271 as gain on debt settlement in the Consolidated Statements of Net Loss and Comprehensive Loss. The book value of the debt converted the carrying value recorded for these shares was $2,552,890

19B. CONVERTIBLE DEBENTURES AND DERIVATIVE LIABILITIES

As at December 31, 2025, the unsecured convertible debentures and derivative liability consist of the following:

	Unsecured Convertible debentures	Derivative liability	Total
	$	$	$

Balance at December 31, 2023	—	—	—
Issuance of convertible debenture	3,008,309	—	3,008,309
Fair Value	(1,637,698)	53,482	(1,584,216)
Amortization of OID	138,389	—	138,389
Accretion	121,759	—	121,759
Change in fair value	—	(53,482)	(53,482)
Effect of foreign exchange	76,166	—	76,166
Balance at December 31, 2024	1,706,926	—	1,706,926

Amortization of OID	415,840	—	415,840
Accretion	407,023	—	407,023
Effect of foreign exchange	(97,151)		(97,151)
Closing balance, as at December 31, 2025	2,432,637	—	2,432,637

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

19B. CONVERTIBLE DEBENTURES AND DERIVATIVE LIABILITIES (CONTINUED)

On August 16, 2024, the Company issued unsecured convertible debentures in the principal amount of USD 2,194,772 (CAD 3,008,374) with an original issue discount equal to 25% of the purchase price. The debenture matures on August 16, 2026. Interest is accrued until the maturity date, at a rate of 15% per annum. The debenture value determined using the amortized cost using the effective interest method, with the carrying value accreted over time through interest expense was USD 1,594,729 (CAD 2,185,847). The principal amount is convertible, at the option of the debenture holder, into common shares of NuRAN at any time before the maturity date at a price of $67.50 per common share.

The fair value of derivative liability on August 16, 2024 was estimated at $93,594, which was derived using a Black-Scholes option pricing model:

Share price	$36.00
Exercise price	$67.50
Time to maturity	2 years
Risk-free rate	3.31%
Expected volatility	67.45%
Dividend yield	Nil
Dilution factor	38.86%

The fair value at December 31, 2024 was estimated at $nil, which was derived using a Black-Scholes option pricing model:

Share price	$24.00
Exercise price	$67.50
Time to maturity	1.58 years
Risk-free rate	2.93%
Expected volatility	55.18%
Dividend yield	Nil
Dilution factor	38.04%

The fair value at December 31, 2025 was estimated at $nil, which was derived using a Black-Scholes option pricing model:

Share price	$2.50
Exercise price	$67.50
Time to maturity	0.58 years
Risk-free rate	2.58%
Expected volatility	41.91%
Dividend yield	Nil
Dilution factor	33.28%

The conversion feature embedded in the Company’s convertible debentures was classified as a derivative financial liability and measured at fair value through profit or loss, as the debentures are denominated in a currency other than the Company’s functional currency and are convertible into a variable number of common shares and warrants. As a result, the conversion feature did not meet the “fixed-for-fixed” criterion under IAS 32 and was separated from the host contract, with changes in fair value recognized in profit or loss.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

20.	SHARE CAPITAL

NuRAN's share capital consists only of fully paid shares of each of the following categories, each of an unlimited amount and without nominal value:

●	Common shares, voting and participating

●	Preferred shares

On December 5, 2025, the Company approved a consolidation of its issued and outstanding common shares on the basis of one post-consolidated Common Share for every three hundred (300) pre- consolidated Common Shares.

During the year, the Company settled debt through the issuance of common shares and warrants. The debt was derecognized at its carrying amount, and the equity instruments issued were measured at fair value and allocated between share capital and contributed surplus using the relative fair value method.

	2025		2024
	Number	$	Number	$
Opening Balance	195,647	54,994,088	143,479	51,413,683
Issue of share capital (a)	12,860,587	31,364,312	48,835	1,842,306
Convertible Debenture (b)	—	(142,571)	—	1,588,204
Debenture conversion in share capital (c)	13,333	390,546	3,333	227,000
Issue of Warrants (d)	—	—	—	(77,106)
Closing Balance	13,069,567	86,606,375	195,647	54,994,087

During the year ended December 31, 2025, the Company had the following share transactions:

(a)	From January 2, 2025, to July 22, 2025, the Company issued 155,000 shares as of loan conversion with shares price between $15 and $27.60, resulting in the recognition of $2,509,936 as share capital and $2,246,840 as gain on debt settlement in the Consolidated Statements of Net Loss and Comprehensive Loss.

On November 26, 2025, the Company issued 45,454 shares as of private placement with share price of $6.00, resulting in the recognition of $300,000 as of share capital.

On December 22, 2025, the Company issued 10,583,919 shares as of debt and accounts payables settlement, resulting in the recognition of $22,613,774 as of share capital, $1,733,405 as gain on debt settlement and $25,837 as loss on write-off of account payables in the Consolidated Statements of Net Loss and Comprehensive Loss. Included in this transaction is the acquisition of Advance Factoring Inc. (Note 6)

On December 22, 2025, the Company issued 1,946,365 shares as of private placement with share price of $2.78, resulting in the recognition of $5,625,000 as of share capital.

On December 29, 2025, the company issued 64,064 shares as of accounts payables settlement, resulting in the recognition of $128,095 as of share capital and $46,262 as gain on debt settlement in the Consolidated Statements of Net Loss and Comprehensive Loss.

On December 29, 2025, the Company issued 65,784 shares as of private placement with share price of $2.55 and a finder’s fee of $2,609, resulting in the recognition of $187,507 as of share capital.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

20. SHARE CAPITAL (CONTINUED)

(b)	On December 22, 2025, $(142,571) was recognized for the fair value on debentures following the settlement in shares.

(c)	From January 20, 2025, to June 26, 2025, the Company issued 13,333 shares upon the conversion of debenture at a share price of $60 (Note 19A).

During the year ended December 31, 2024, the Company had the following share transactions:

(a)	From January 10, 2024 to December 31, 2024, the Company issued 1,237 shares as of shares for services with shares price between $31.50 and $39, resulting in the recognition of $45,200 as administrative expenses in the Consolidated Statements of Net Loss and Comprehensive Loss.

From January 31, 2024 to November 7, 2024, the Company issued 39,598 shares as of loan conversion with shares price between $30 and $49.80, resulting in the recognition of $1,543,106 as share capital and $1,127,771 as loss on debt settlement in the Consolidated Statements of Net Loss and Comprehensive Loss.

On January 2, 2024, 6,333 shares were issued as bonus shares resulting in the recognition of $45,000 as a loss on debt settlement in the Consolidated Statements of Net Loss and Comprehensive Loss.

On December 16, 2024, the Company issued 1,666 shares were issued as interest payment on debenture, resulting in the recognition of $209,000 as administrative expenses in the Consolidated Statements of Net Loss and Comprehensive Loss.

From February 21, 2023 to December 31, 2023, $1,534,722 was recognized for the fair value on debentures

(b)	On August 16, 2024, $822,461 was recognized for the fair value on debentures. On December 23, 2024, $765,742 was recognized for the fair value on debentures.

(c)	On April 2024, the Company issued 3,333 shares upon the conversion of debenture at a share price of $67.50 (Note 20).

(d)	From January 31, 2024 to November 7, 2024, the Company issued 32,198 warrants for loan and debenture exercise. The fair value of the warrants was $77,106.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

21.	WARRANTS

The following is a summary of the activity of warrants:

	2025	2024
	$	$
Opening Balance	761,495	792,537
Issue of Warrants	6,532,539	77,106
Warrants expired	(674,600)	(108,148)
Warrants cancelled	(153,498)	—
Closing Balance	6,465,936	761,495

		2025
	Number of warrants	Weighted average exercise price (post-consolidation)
		$
Opening balance	61,797	114.00
Granted during the year	6,404,177	4.82
Expired during the year	(26,333)	168.61
Cancelled during the year	(80,574)	39.79
Closing balance, as at December 31, 2025	6,359,067	4.43
Closing balance of exercisable warrants, as at December 31, 2025	6,140	78.66

		2024
	Number of warrants	Weighted average exercise price (post-Consolidation)
		$
Opening balance	39,704	360.00
Granted during the year	32,199	75.00
Expired during the year	(10,105)	294.00
Closing balance, as at December 31, 2024	61,798	114.00
Closing balance of exercisable warrants, as at December 31, 2024	61,798	114.00

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

21.	WARRANTS (CONTINUED)

The following is a summary of warrants outstanding and exercisable as at December 31, 2025 and 2024:

		Warrants outstanding		Warrants exercisable
	Number	Weighted average contractual life (years)	Number	Weighted average contractual life (years)
December 31, 2025
Exercise price (post-
consolidation)
$4.34	6,265,137	4.98	—	—
$4.34	65,063	5.00	—	—
$9.90	22,727	2.91	—	—
$75.00	5,640	0.66	5,640	0.66
$120.00	500	0.66	500	0.66
	6,359,067		6,140

		Warrants outstanding		Warrants exercisable
	Number	Weighted average contractual life (years)	Number	Weighted average contractual life (years)
December 31, 2024 Exercise price (post- Consolidation)
$75.00	34,964	1.66	34,964	1.66
$75.00	16,667	0.92	16,667	0.92
$120.00	500	1.66	500	1.66
$330.00	9,667	0.63	9,667	0.63
	61,798		61,798

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

21. WARRANTS (CONTINUED)

During the year ended December 31, 2024, the Company issued 32,199 warrants. The value totaling $71,856 was obtained using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate between 2.93% and 4.35%; expected volatility between 55.93% and 62.68%; expected dividend yield of 0%; expected life between one and two years and exercise price of $75. Expected volatility was based on the historical volatility of other comparable listed companies. The share price upon issuance was between $30 and $51.

During the year ended December 31, 2025, the Company issued 6,404,177 warrants consisting of 3,599,013 warrants issued to the owners of AFI and 2,805,164 warrants issued warrants issued for private placements, debt conversions, factoring recourse notices and debenture conversions. The value totaling $6,532,539 was obtained using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate between 2.40% and 3.07%; expected volatility between 81.20% and 104.15%; expected dividend yield of 0%; expected life between 0.83 and 5 years and exercise price between $9 and $75. Expected volatility was based on the historical volatility of other comparable listed companies. The share price upon issuance was between $2.55 and $27.

22. CONTRIBUTED SURPLUS

The Company has a stock option plan for its employees, officers, directors and consultants for up to 10% of the issued and outstanding shares at the grant date.

The following is a summary of the activity of stock options and warrants:

	2025	2024
	$	$
Opening balance	6,731,440	6,623,292
Warrants expired	674,600	108,148
Warrants cancelled	153,498	—
Closing balance	7,559,538	6,731,440

During the year, 26,333 warrants expired (3,041,481 expired in 2024) and 80,574 warrants were cancelled (Nil in 2024)

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

22. CONTRIBUTED SURPLUS (CONTINUED)

		2025
	Number of options	Weighted average exercise price (post- consolidation)
		$
Opening balance	9,566	402.91
Granted during the period	—	—
Cancelled during the period	—	—
Closing balance, as at December 31, 2025	9,566	402.91
Closing balance of exercisable options, as at December 31, 2025	9,566	402.91

		2024
	Number of options	Weighted average exercise price (post- consolidation)
		$
Opening balance	11,016	462.00
Forfeited during the period	(1,450)	546.00
Closing balance, as at December 31, 2024	9,566	402.91
Closing balance of exercisable options, as at December 31, 2024	9,566	402.91

The following is a summary of stock options outstanding and exercisable as at December 31, 2025:

		Options outstanding		Options exercisable
	Number	Weighted average contractual life (years)	Number	Weighted average contractual life (years)
December 31, 2025 Exercise price (post-
consolidation)
$127.5	4,167	0.26	4,167	0.26
$402	835	1.07	835	1.07
$501	334	0.82	334	0.82
$510	832	0.80	832	0.80
$705	3,398	0.11	3,398	0.11
	9,566		9,566

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

22. CONTRIBUTED SURPLUS (CONTINUED)

		Options outstanding		Options exercisable
		Weighted		Weighted
		average		average
		contractual		contractual
	Number	life (years)	Number	life (years)
December 31, 2024 Exercise price (post-consolidation)
$127.5	4,167	1.26	4,167	1.26
$402	835	2.07	833	2.07
$501	334	1.82	333	1.82
$510	833	1.80	833	1.80
$705	3,398	1.11	3,400	1.11
	9,566		9,567

In total, $nil ($nil in 2024) of employee remuneration expense and consultant fees (all of which related to equity-settled share-based payment transactions) has been included in profit or loss and credited to contributed surplus.

23.	FAIR VALUE OF CONVERSION OPTION

	2025	2024
	$	$
Balance as at December 31, 2024	41,846	21,990
Debenture issued (a)	—	41,846
Conversion of debentures	(41,846)	(2,000)
Restructuring of the debentures	—	(19,990)
Balance as at December 31, 2025	—	41,846

(a)	During the year, for the fair value of the conversion options on debentures issued estimation was derived using a Black-Scholes option pricing model (Note 19A and 19B).

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

24.	LOSS PER SHARE

(a)	Basic

Basic income (loss) per share is calculated by dividing income (loss) by weighted average number of common shares in issue for the year

	2025	2024
	$	$
Net loss for the year	(21,436,048)	(8,755,860)
Weighted average number of outstanding common shares	590,522	179,441
Loss per share	(36.30)	(48.80)

(b)	Diluted

Diluted income (loss) per common share is equal to the loss per common share for the year 2025 and the year 2024 as all of the shares options and warrants outstanding are anti-dilutive.

25.	INCOME TAXES

Current income tax expense

The Reconciliation of income taxes computed at the Canadian statutory rates with the income tax expense is as follows:

	31-Dec-25	31-Dec-24

Loss before income taxes	(21,329,482)	(8,610,972)

Income tax recovery calculated on the basis of the statutory rate in
Canada of 26.50%, Mauritius 15%, Cameroon 27.5% , Madagascar
33%, DRC 0%, Ivory Coast 30%	(4,913,957)	(1,096,168)
Increase (decrease) of the following items:
Non-deductible (taxable) items	2,353,391	—
Allowable income	(314,572)	915,669
Minimum tax	88,452	—
Change in unrecognized deferred tax assets	3,520,992	792,322
Other	(627,740)	(467,371)

Income tax expense in the consolidated statement of net loss and comprehensive loss	106,566	144,453

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

25.	INCOME TAXES (CONTINUED)

The major component of tax reconciliation of the expected tax expense based on the domestic tax rate for the Company and the reported tax expense in profit or loss is the increase of the unused tax losses and deductible temporary difference for which no deferred tax assets are recognized.

Deferred income taxes

Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred income tax assets (liabilities) are as follows:

	31-Dec-25	31-Dec-24

Non-capital loss carry-forwards	19,888,898	18,168,410
Share issue costs - Canada	2,686	7,147
Property, plant and equipment and intangible assets	463,581	389,359
Capital loss	306,749	306,749

	20,661,914	18,871,665

The Company has the following deductible temporary differences for which no deferred tax assets have been recognized:

	31-Dec-25	31-Dec-24

Non-capital loss carry-forwards	80,813,484	74,402,230
Share issue costs - Canada	10,134	26,971
Property, plant and equipment and intangible assets	1,749,364	1,469,278
Capital loss	2,315,084	2,315,084

	84,888,066	78,213,563

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can use benefits.

The Company has unused tax losses from its operations totalling $84,888,066 for the federal level and $78,117,009 for the provincial level that may be carried forward and applied against taxable income expiring between 2026 and 2045.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

26.	ADMINISTRATIVE EXPENSES

	For the years ended
	December 31, 2025	December 31, 2024
	$	$
Bad Debt	206,975	88,699
Depreciation	323,145	309,736
Financing fees	1,109,886	1,607,122
Insurance	55,044	37,973
Maintenance	18,179	15,679
Office	247,654	274,233
Payroll and employee costs	1,063,514	1,562,156
Professional and consulting	2,246,794	1,810,902
Registration and licensing	87,847	59,894
Supplies	37,795	15,259
Transportation	108,440	57,405
Travel and meals	178,238	192,418
Utilities	110,694	63,227
Share Based Compensation	—	726,427
Total	5,794,206	6,821,129

27.	FINANCIAL EXPENSES

Financial expenses consist of the following:

	For the years ended
	December 31, 2025	December 31, 2024
	$	$
Foreign exchange loss / (gain)	141,206	(1,130,323)
Bank charges	53,509	43,030
Penalties	440,480	35,820
Accretion expense on convertible debentures	829,876	762,097
Interest expenses for financial liabilities at amortized cost
Current liabilities	1,313,597	757,556
Non-current liabilities	5,893,345	2,128,780
	8,672,013	2,596,960

Exchange differences arising from such monetary items are recognized in Consolidated Statements of Net Loss and Comprehensive Loss in separate subsidiaries financial statements from loans at the parent level.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

28.	EMPLOYEE REMUNERATION

Expenses recognized for employee benefits such as wages, salaries and social security costs total $2,988,594 for the year ended December 31, 2025 (2024 - $3,146,087).

29.	COMMITMENTS

On June 29, 2021, the Company entered into a 10-year agreement with Space-Communication Ltd. ("Spacecom") for the provision of satellite capacity and bandwidth services on geostationary (GEO) satellites, expiring on June 28, 2031. Under the agreement, Spacecom has the commitment to meet the Company’s satellite service requirements—whether for capacity, managed services, or related solutions—provided it can deliver the required services at the agreed price, by the required start date, and using satellites that meet the defined technical specifications. Spacecom must deliver the services directly or through third-party satellite providers subject to the execution of individual Service Orders between the parties. Charges for satellite services are defined under the terms of individual service orders and are based on actual bandwidth utilization, subject to minimum charges from the beginning of the second year following the service start date (as amended from time to time). As of the date of these financial statements, a service order is only in place in the DRC with minimum capacity of 92 Mbps. On December 22, 2025, the Company entered into an agreement with Spacecom to settle all outstanding obligations in the DRC, including an extra charge of USD 669k (CAD 920k) reversing previous credits, through the issuance of NuRAN units as part of the Restructuring Transaction. Current billing under the DRC service order is USD 10,000 (CAD 13,706) per month. As at December 31, 2025, the balance was $nil (2024 – $883,489) included in accounts payable.

30.	RELATED PARTY TRANSACTIONS

The Company's related parties include companies under common control as well as key management personnel.

Transactions with key management personnel

The Company's key management consists of the directors and executives. The key management personnel remuneration totals $1,612,440 (2024 - $1,694,187) and benefits total $145,337 (2024 - $121,635 for the year ended December 31, 2025. The accounts payable and accrued liabilities related to key management personnel totals $362,120 as at December 31, 2025 (2024 - $412,797). All amounts represent short-term employee benefits.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

31.	FINANCIAL INSTRUMENTS RISK

Fair value measurement

The financial instruments recognized on the consolidated statement of financial position are comprised of cash, trade receivables, trade and other payables, lease liabilities, loan payable, convertible debentures and convertible debentures with derivative liabilities.

The carrying values of cash, trade receivables, trade and other payables approximate their fair values due to the short-term nature of these instruments.

The fair value of financial instruments disclosed in the consolidated statements of financial position are grouped into three levels of a fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly;

Level 3: Unobservable inputs for the asset or liability

●	As at December 31, 2025 and 2024, the Company measures the derivative liabilities at Level 3 fair value as there are unobservable inputs for these items.

There were no transfers between the levels in the current year.

Risk management objectives and policies

The Company is exposed to various risks in relation to financial instruments. The main types of risks are market risk, credit risk and liquidity risk.

The Company's risk management is coordinated by its executives and focuses on identifying risks and that the capital base is adequate in relation to those risks.

The Company does not hold financial instruments for trading or speculative purposes and does not enter into option contracts.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

31.	FINANCIAL INSTRUMENT RISK (CONTINUED)

The carrying amounts of the Company's financial assets and liabilities by category are as follows:

	December 31, 2025	December 31, 2024
	$	$
Financial assets classified at amortized costs
Cash	4,665,392	1,171,558
Trade accounts receivable	1,680,423	1,979,309
	6,345,815	3,150,868

	December 31, 2025	December 31, 2024
	$	$
Financial liabilities carried at amortized cost
Trade accounts payable	8,911,202	10,557,772
Convertible debentures	2,645,502	5,069,589
Convertible debentures	2,432,637	1,706,926
Loan payable	7,297,100	14,404,484
Lease liabilities	415,786	256,637
	21,702,227	31,995,408

The most significant financial risks to which the Company is exposed are described below.

Market risk analysis

The Company is exposed to market risk through its use of financial instruments and specifically foreign currency risk which result from its operating and financing activities.

▪	Foreign currency risk and foreign currency sensitivity:

The exposure to currency exchange rate fluctuations arises from the Company's sales and expenses outside Canada, which are primarily denominated in US dollars.

To mitigate the Company's exposure to foreign currency risk, non-Canadian cash flows are monitored, but no forward exchange contracts or other derivative financial instruments are entered in.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

31. FINANCIAL INSTRUMENT RISK (CONTINUED)

Foreign currency denominated financial assets and liabilities which expose the Company to currency risk are disclosed below. The Company is exposed to USD, XAF, XOF and MGA and they are translated in Canadian dollars at the closing rate:

December 31, 2025
	Profit or loss
Effects in Canadian dollars	Strengthening	Weakening
	$	$
USD (5% movement)	(414,049)	414,049
XAF (5% movement)	35,082	(35,082)
MGA (5% movement)	(128)	128
XOF (5% movement)	(5,322)	5,322

December 31, 2024
	Profit or loss
Effects in Canadian dollars	Strengthening	Weakening
	$	$
USD (5% movement)	(265,878)	265,878
XAF (5% movement)	70,581	(70,581)
MGA (5% movement)	34	(34)
XOF (5% movement)	1,012	(1,012)

A change in exchange rates of 5% is considered to be reasonably possible based on the observation of current market conditions and the market risk volatility in exchange rates in the previous 12 months. All other things being equal, such a change in exchange rates would have increased or decreased the net loss and deficit by $384,418 for the year ended December 31, 2025 (2024 - $194,251) based on the Company's foreign currency financial instruments held at each reporting date.

Credit risk analysis

Credit risk is the risk that a counterparty fails to discharge an obligation to the Company. The Company is exposed to this risk mainly due to trade accounts receivable from its customers. The Company's maximum exposure to credit risk is limited to the carrying amount of financial assets recognized as at its reporting date.

The Company continuously monitors defaults of customers and incorporates this information into its credit risk controls.

To assess the expected credit losses, trade accounts receivable have been assessed on an individual basis since they originate from specific contracts. There are few contracts, therefore, this gives a more precise assessment than using a calculation matrix and grouping all trade accounts receivable according to certain criteria. Refer to Note 7.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

31. FINANCIAL INSTRUMENT RISK (CONTINUED)

The Company takes into account economic perspectives of regions served by its clients as well as economic decisions affecting the telecommunication industry in Canada and worldwide. Therefore the Company adjusted the hypothesis of assessment according to expected changes in these factors.

Trade accounts receivable are written off when there is no reasonable expectation of recovery. Failure to make payments within 120 days from the invoice date and failure to engage with the Company on alternative payment arrangement for instance are considered indicators of no reasonable expectation of recovery.

Credit risk analysis

The Company's management considers that all of its financial assets that are not impaired or past due are of good credit quality. The amounts analyzed by the length of time past due are the following:

	December 31, 2025	December 31, 2024
	$	$
No more than three months	1,133,390	447,812
More than three months but no more than six months	980	888,589
More than six months but no more than one year	20,344	88,862
More than one year	829,386	644,665
	1,964,100	2,069,928

The Company held cash and cash equivalents of CAD 4,802,452 at year end (2024 - CAD 1,171,550). The cash and cash equivalents are held with bank and financial institution counterparties, which are rated AA- to AA+, based on rating agency ratings.

The Company is exposed to a credit risk concentration because 92% of its trade accounts receivable are due from three customers (2024 - 95% from three customers).

Interest rate risk analysis

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of the changes in market interest rates. A sensitivity analysis has determined that one percent change in interest rate have increased or decreased the net loss and deficit by $476,528 (2024 - $246,818) based on the Company's financial instruments held at each reporting date. The Company is exposed to interest rate price risk as all convertible debentures bear interest at a fixed rate for most of the debt instruments.

Liquidity risk analysis

Liquidity risk is the risk that the Company might be unable to meet its obligations. The Company manages its liquidity needs by monitoring forecasts of cash inflows and outflows due in day-to-day business. Net cash requirements on day-to-day, week-to-week and 30-day projections are compared to available borrowing facilities in order to determine headroom or any shortfalls. The Company’s current year trade and other payables are in arrears.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

31.	FINANCIAL INSTRUMENT RISK (CONTINUED)

The Company considers expected cash flows from financial assets in assessing and managing liquidity risk, in particular its cash resources and trade accounts receivable. The Company's existing cash resources and its trade accounts receivable are insufficient to cover the current cash outflow requirement and, therefore, the Company is actively exploring possible sources of financing on the market. Cash flows from trade and other receivables are all contractually due within six months.

The Company's financial liabilities have contractual maturities (including interest payments, where applicable) which are summarized below:

	December 31, 2025
			Non-current
	Within	2 to 5
	1 year	years	Total
	$	$	$
Trade and other payables	8,911,202	—	8,911,202
Lease liabilities	92,580	323,206	415,786
Loan payable	7,227,672	69,429	7,297,100
Convertible debenture	2,645,502	—	2,645,502
Convertible debenture and derivative liabilities	2,432,637	—	2,432,637
	21,309,595	392,635	21,702,230

These amounts reflect the contractual undiscounted cash flows,and therefore may differ from the carrying amounts of the liabilities at the reporting date.

32.	CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern (Note 1) and to support the development of its operations while maintaining an efficient capital structure.

The Company defines capital as shareholders’ equity, consisting of share capital, reserves and accumulated deficit. The Company manages its capital structure based on its cash position, working capital and forecasted liquidity needs, and may adjust it through the issuance of equity or debt instruments, or by managing expenditures. The Company monitors capital and management assesses the Company’s capital requirements in order to maintain an efficient overall financing structure while avoiding excessive leverage.

The Company is not subject to any externally imposed capital requirements.

There have been no changes in the Company’s approach to capital management during the period.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

33.	REVENUE FROM CONTRACTS WITH CUSTOMERS AND SEGMENT INFORMATION

Disaggregation of Revenue

The Company has examined its activities and has determined that, based on information reviewed on a regular basis by the main decision-makers, it has two reportable segments (NaaS and Direct sales). The Company has disaggregated revenue into various categories in the following table which is intended to:

●	Depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic date; and

●	Enable users to understand the relationship with revenue segment information provided below.

The following information provides the required entity-wide disclosures:

Year Ended December 31, 2025

	Segment total
Segment	Direct	NaaS	Corporate	Total
	$	$		$
Sale of goods	379,490	928,340	—	1,307,830
Rendering of Services	181,501	2,470,683	—	2,652,184
Interest	60	208,080	—	208,140
	561,051	3,607,103	—	4,168,154
			—
Cost of sales	193,458	2,661,821	—	2,855,279
Segment profit	367,593	945,282	—	1,312,875

Selling expenses	(138,354)	(138,354)	(415,063)	(691,772)
Administrative expenses	(1,519,310)	(1,697,973)	(2,576,923)	(5,794,206)
Financial expenses	—	(966,737)	(7,705,276)	(8,672,013)
Research and development costs	—	—	(1,065,449)	(1,065,449)
Gain / (loss) on debt settlement	—	—	(6,874,318)	(6,874,318)
Impairment of inventory	—	(1,339)	—	(1,339)
Impairment of receivable	(44,169)	—	—	(44,169)
Write-off of assets	(44,245)	—	—	(44,245)
Write-off of account receivables	—	(47,056)	—	(47,056)
Write-off of inventory	—	(495,907)	—	(495,907)
Write-off of account payables	553,013	14,066	—	567,079
Write-off of deferred revenue	820,695	—	—	820,695
Loss on modification of contract	—	(299,659)	—	(299,659)
	(4,777)	(2,687,677)	(18,637,029)	(21,329,482)

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

33. REVENUE FROM CONTRACTS WITH CUSTOMERS AND SEGMENT INFORMATION (CONTINUED)

Year Ended December 31, 2025
Segment	Direct	NaaS	Adjustments and eliminations	Total
Total assets	65,170,100	46,691,960	(86,431,696)	25,430,364
Total liabilities	38,381,604	53,072,068	(67,051,889)	24,401,783

Year Ended December 31, 2024

	Segmental total
Segment	Direct	NaaS	Corporate	Total
	$	$		$
Sale of goods	828,190	504,019	—	1,332,209
Rendering of Services	96,273	2,714,839	—	2,811,112
Interest	—	212,443	—	212,443
Handling	8,563	—	—	8,563
	933,026	3,431,300	—	4,364,327

Cost of sales	634,444	1,398,268	—	2,032,713
Segment profit	298,582	2,033,032	—	2,331,614

Selling expenses	(159,732)	(159,732)	(479,196)	(798,660)
Administrative expenses	(1,415,417)	(2,046,339)	(3,359,373)	(6,821,129)
Financial expenses	—	(1,289,572)	(1,307,388)	(2,596,960)
Research and development costs	—	—	(675,678)	(675,678)
Gain / (loss) on debt settlement	—	—	146,946	146,946
Impairment of inventory	—	(4,930)	—	(4,930)
Impairment of assets	—	(72,357)	—	(72,357)
Write-off of Assets	(22,274)	—	—	(22,274)
Write-off of inventory	(173,193)	—	—	(173,193)
Waive of lease	—	75,648	—	75,648
	(1,472,034)	(1,464,250)	(5,674,689)	(8,610,972)

Year Ended December 31, 2024

Segment	Direct	NaaS	Adjustments and eliminations	Total
Total assets	60,260,095	37,640,555	(74,022,228)	23,878,422
Total liabilities	52,794,420	47,427,470	(64,926,413)	35,295,477

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

33.	REVENUE FROM CONTRACTS WITH CUSTOMERS AND SEGMENT INFORMATION (CONTINUED)

Geographical Information is as follows:

Revenue from external customers based on region	2025	2024
	$	$
Africa	3,705,529	3,489,618
Canada	204,307	197,683
Europe	—	28,323
Asia	46,230	40,064
Marshall Islands	212,088	608,640
	4,168,154	4,364,327

The Company is exposed to a credit risk concentration because 90% of its revenues are from three customers for the year ended December 31, 2025 (95% from three customers in 2024). Revenue from three customers amounted to $204,247 in direct sales from Star Solutions International Inc., $281,131 in NaaS from Orange RDC and $3,262,677 in NaaS from Orange Cameroon for a total of $3,748,055 in 2025 and $575,697 in direct sales from MINTA, $285,488 in NaaS from Orange RDC and $3,266,180 in NaaS from Orange Cameroon for a total of $4,127,366 in 2024.

All of the Company's non-current assets are located in Canada ($7,667,301 in 2025, $7,692,678 in 2024) and Africa ($3,253,732 in 2025, $60,690 in 2024). Non-current assets in Canada relate to Direct segments and all in Africa relate to the NaaS segment.

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

34.	RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES

The changes in the Company’s liabilities arising from financing activities can be classified as follows:

	Lease liabilities	Convertible debentures	Convertible debentures and derivative liability	Loans payable, promissory notes, factoring	Total
	$	$	$	$	$
January 1, 2025	256,637	5,069,589	1,706,926	14,404,484	21,437,636
Cash flows
Addition	366,721	—	—	5,656,609	6,023,330
Repayment proceeds	(257,623)	—	—	(3,303,991)	(3,561,614)

Non-cash
Interest	50,051	—	—	713,084	763,135
Modification	—	—	—	742,237	742,237
Loan settlement	—	(3,384,564)	—	(2,712,735)	(6,097,299)
Amortization of OID	—	1,002,561	415,840	—	1,418,401
Accretion	—	422,853	407,023	—	829,876
Fair value adjustments	—	335,063	—	—	335,063
Conversion	—	(800,000)	—	(7,992,385)	(8,792,385)
Foreign exchange	—	—	(97,151)	(210,203)	(307,354)
December 31, 2025	415,786	2,645,502	2,432,638	7,297,100	12,791,026

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

34. RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES (CONTINUED)

		Lease liabilities	Convertible debentures	Convertible debentures and derivative liability	Loans payable, Promissory notes, factoring	Total
		$	$	$	$	$
January 1, 2024		527,588	4,145,918	—	9,393,761	14,067,267
Cash flows
	Repayment	(229,529)	—		(809,421)	(1,038,950)
	Proceeds		—	3,008,309	5,714,501	8,722,810

Non-cash	Interest	34,225			86,971	121,196
	Modification		1,935,681	—	2,508,766	4,444,447
	OID	—	(1,046,151)	(815,236)	—	(1,861,387)
	Loan settlement	—	—	—	(1,644,088)	(1,644,088)
	Amortization of OID	—	406,401	138,389	—	544,791
	Accretion	—	640,338	121,759	—	762,097
	Fair value adjustments	—	(787,598)	(822,462)	—	(1,610,060)
	Conversion	—	(225,000)	—	(1,493,459)	(1,718,459)
	Waive off	(75,647)	—	—		(75,647)
	Forex exchange	—	—	76166	647,453	723,619
December 31, 2024		256,637	5,069,589	1,706,926	14,404,484	21,437,636

Nuran Wireless Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(Expressed in Canadian dollars, unless otherwise stated)

35.	SUBSEQUENT EVENTS

On January 30, 2026, the Company issued shares to members of its Board of Directors for services provided in 2022 and 2023. A total of 5,634 post-consolidation shares at a deemed price of $2.89, with a fair market value of $16,282, were issued to five (5) members of the Board that provided services during that period. In addition, the Company issued 9,515 post-consolidation shares at a deemed price of $2.89, with a fair market value of $27,498, and 4,757 warrants with an exercise price of $4.335 and an expiry date of January 30, 2031 to the Chair of the Company’s audit committee for services up to and including December 2025.

On March 13, 2026, the Company’s subsidiary, NuRAN Wireless (Africa) Holding, drew down the remaining USD 450,000 (CAD 616,770) from FEI Ongrid, a fund managed by Cygnum Capital. This was the last amount due under the USD 5 million (CAD 6.83 million) facility signed on April 24, 2024.

On April 17, 2026 the former shareholders of the Factor entered into an undertaking pursuant to which they agreed not to, directly or indirectly, offer, sell, contract to sell, pledge, transfer, or otherwise dispose of any securities of the Company held by them and issued pursuant to the share purchase agreement dated December 22, 2025. The undertaking remains in effect until the earlier of (i) two business days following the removal of the Company from the British Columbia Securities Commission (the “BCSC”)’s Issuers in Default List, and (ii) the date on which the BCSC provides its written consent to revise, replace, or revoke the Undertaking.

On May 14, 2026, the Company’s subsidiary, NuRAN Wireless (Africa) Holding signed an amendment to the facility agreement signed with FEI Ongrid, a fund managed by Cygnum Capital, extending the maturity date of the agreement to April 26, 2027 and amending the terms of the agreement such that interest would not be fully capitalised but partially paid in cash in accordance with an agreed schedule to maturity. The amendment was entered into to support the Company in raising long term debt and equity financing.